                                                                   EXHIBIT 2.1

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                               PURCHASE AGREEMENT

                                    between

                          EURAMAX INTERNATIONAL, LTD.

                                      and

                                  ALUMAX INC.

                           Dated as of June 24, 1996

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                              TABLE OF CONTENTS

                                                                                                                     Page

                                                            ARTICLE I                                                ----

                                                   PURCHASE AND SALE OF SHARES

                                                        ARTICLE II

                                              PURCHASE PRICE AND ADJUSTMENTS

         2.1  Share Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         2.2  Purchase Price Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES

         3.1  Representations and Warranties of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         3.2  Representations and Warranties of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                        ARTICLE IV

                                                        COVENANTS

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                                                                                                                     Page

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                                                        ARTICLE V

                                                        CONDITIONS

         5.1  Conditions to Obligations of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

         5.2  Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                                        ARTICLE VI

                                                       TERMINATION

         6.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

         6.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                                       ARTICLE VII

                                                     INDEMNIFICATION

                                                       ARTICLE VIII

                                                       TAX MATTERS

                                     -ii-

                                                        ARTICLE IX

                                                MISCELLANEOUS AND GENERAL

                               PURCHASE AGREEMENT

                 PURCHASE AGREEMENT (hereinafter called this "Agreement"), dated as of June 24, 1996, between Euramax International, Ltd., a corporation organized under the laws of England and Wales (the "Purchaser"), and ALUMAX INC. (the "Seller"), a Delaware corporation and the sole stockholder of each of Alumax Fabricated Products, Inc., a Delaware corporation ("AFP"), Alumax Holdings Limited, a corporation organized under the laws of England and Wales ("Alumax Holdings") and Alumax Europe BV, a corporation organized under the laws of the Netherlands ("Alumax Europe").

                                    RECITALS

                 WHEREAS, the Seller owns (i) all of the issued and outstanding shares of capital stock of AFP (the "AFP Shares"), (ii) all of the issued and outstanding shares of capital stock of Alumax Holdings (the "Alumax Holdings Shares") and (iii) all of the issued and outstanding shares of capital stock of Alumax Europe (the "Alumax Europe Shares");

                 WHEREAS, Alumax Europe owns all of the issued and outstanding shares of capital stock, other than nominee and directors' qualifying shares, of Alumax Holdings S.A., a corporation organized under the laws of France ("Holdings S.A."), and Holdings S.A. owns all of the issued and outstanding shares of capital stock (the "Alumax France Shares" and, collectively with the AFP Shares, the Alumax Holdings Shares and the Alumax Europe Shares, the "Shares"), other than nominee and directors' qualifying shares as set forth on Schedule 3.1(a), of Alumax Industries S.A., a corporation organized under the laws of France ("Alumax France");

                 WHEREAS one of AFP, Alumax Holdings, Alumax Europe or Alumax France, as the case may be, owns (or, in the case of Home Products, as defined in Section 1.4 hereof, will own upon consummation of the transactions contemplated by Section 1.4 hereof), directly or indirectly, all of the outstanding shares of capital stock (other than directors' qualifying shares as set forth on Schedule 3.1(a)) of the subsidiaries identified in Schedule 3.1(a) as being owned by it (the subsidiaries identified in said Schedule 3.1(a) as being owned by AFP, Alumax Holdings, Alumax Europe and Alumax France, other than those identified therein as "Retained Subsidiaries," are referred to as the "AFP Subsidiaries," "Alumax Holdings Subsidiaries," the "Alumax

Europe Subsidiary" and the "Alumax France Subsidiary," respectively, and are collectively referred to as the "Subsidiaries"; AFP and the AFP Subsidiaries are referred to as the "U.S. Sale Companies"; Alumax Holdings, Alumax Europe, Alumax France, Alumax Holdings Subsidiaries, the Alumax Europe Subsidiary and the Alumax France Subsidiary are collectively referred to as the "European Sale Companies"; and the U.S. Sale Companies and the European Sale Companies are collectively referred to as the "Sale Companies");

                 WHEREAS, the Purchaser desires to purchase or cause certain of its direct or indirect wholly-owned subsidiaries to purchase, and the Seller desires to sell, directly or, in the case of the Alumax France Shares, through Holdings S.A., the Shares upon the terms and subject to the conditions of this Agreement;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Seller and Purchaser hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

                 1.1  Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, (a) the Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, all right, title and interest in and to the Alumax Holdings Shares, (b) the Seller agrees to cause Holdings S.A. and the minority stockholders of Alumax France to sell, transfer and assign to a newly formed indirect wholly owned subsidiary of Purchaser to be organized under the laws of France ("French Newco"), and Purchaser agrees to cause French Newco (or designated nominees or directors in accordance with Section 3.1(c)(iii)) to purchase, all right, title and interest in and to the Alumax France Shares, (c) upon consummation of the transactions described in clause (b) of this Section 1.1 and in Section 1.4(e) hereof, the Seller agrees to sell, transfer and assign to a newly formed indirect wholly owned subsidiary of Purchaser to be organized under the laws of the Netherlands ("Dutch Newco"), and Purchaser agrees to cause Dutch Newco to purchase, all right, title and interest in and to the Alumax Europe Shares, and (d) the Seller agrees to sell, transfer and assign to a newly formed wholly owned subsidiary of Purchaser to be organized under the laws

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of the State of Delaware ("U.S. Newco" and, collectively with Dutch Newco and French Newco, the "Subsidiary Purchasers"), and Purchaser agrees to cause U.S. Newco to purchase, all right, title and interest in and to the AFP Shares, in each case free and clear of any lien, claim, charge, encumbrance, pledge, security interest or restriction on transfer, other than as provided in Section 3.1(c) hereof.

                 1.2  Closing.    Subject to Article V and Section 6.1 hereof, the closing of the purchase and sale of the Shares shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, (a) on the business day on which all of the conditions set forth in Article V hereof shall have been fulfilled or waived in accordance with this Agreement and applicable law (but if such day is not immediately followed by another business day, then on the next business day thereafter which is immediately followed by another business day), or (b) at such other time, date and/or place as the Seller and Purchaser may agree.  The date and time at which such purchase and sale actually occurs is referred to as the "Closing Date," and upon the actual occurrence of such purchase and sale, the closing thereof ("Closing") shall be deemed to have occurred on such date at 11:58 P.M. Paris time with respect to the Alumax France Shares, at 11:59 P.M. New York time with respect to the AFP Shares, at 10:59 P.M. London time with respect to the Alumax Holdings Shares and at 11:59 P.M. Paris time with respect to the Alumax Europe Shares.

                 1.3  Consideration and Payment at the Closing.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date:

                 (a)  Purchaser shall as agent for French Newco, or shall cause French Newco to, deliver to the Seller an amount in cash to be agreed upon pursuant to Section 8.8 as the portion of the purchase price allocated to the Alumax France Shares (the "Alumax France Purchase Price"), and Purchaser shall (as agent for U.S. Newco to the extent of the portion of the purchase price allocated to the Alumax France Shares pursuant to Section 8.8) deliver to the Seller an aggregate amount in cash equal to the Initial Purchase Price (as defined in Section 2.1 hereof) less the Alumax France Purchase Price, in each case by means of wire transfers to the bank account or bank accounts designated in writing by the Seller one business day prior to Closing, and Purchaser or a Subsidiary Purchaser shall countersign any documents referred to in Section 1.3(b) which require execution by it.

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                 (b)  The Seller shall deliver or, in the case of the Alumax France Shares, cause Holdings S.A. and the minority stockholders of Alumax France to deliver, to Purchaser or one of the Subsidiary Purchasers (or designated nominees or directors in accordance with Section 3.1(c)(iii), in the case of Alumax France), as the case may be, (i) certificates representing the AFP Shares duly endorsed in blank with stock powers attached duly executed in blank, in proper form for transfer, (ii) in the case of the Alumax Holdings Shares, duly executed stock transfer forms together with the share certificates relating thereto, (iii) in the case of the Alumax France Shares, duly executed share transfer forms ("ordres de mouvement de titres") and (iv) in the case of the Alumax Europe Shares, a notarial deed of transfer executed by the Seller, Purchaser or Dutch Newco and Alumax Europe effecting such sale and purchase of the Alumax Europe Shares together with a certificate of the inscription of the stock ledger ("aandeelhoudersregister") of Alumax Europe to record the transfer of the shares of Alumax Europe from the Seller to Purchaser or Dutch Newco, (duly signed by the management of Alumax Europe), and (v) all other documents required to be delivered by the Seller or Holdings S.A. to Purchaser or any Subsidiary Purchaser on the Closing Date pursuant to the terms hereof.

                 1.4  Certain Transactions to be Consummated Prior to or Concurrently with Closing.

                 (a)  The Seller shall, prior to the Closing Date, cause AFP to form a corporation organized under the laws of the State of Delaware, to be named "Euramax Home Products, Inc." ("Home Products"), and thereupon shall cause each of Alumax Aluminum Corporation, a Delaware corporation wholly owned by Seller ("AAC"), and Home Products to duly execute and deliver to the other an Asset Purchase Agreement in the form of Exhibit A hereto (the "Asset Purchase Agreement"), pursuant to which AAC shall sell and deliver to Home Products all of the assets and liabilities referred to therein as comprising AAC's Home Products Division.

                 (b)  The Seller shall, prior to the Closing Date, cause each of Alumax Holdings and Alumax Europe to declare as a dividend, sell or otherwise transfer or cause to be transferred to the Seller (or any subsidiary thereof designated by the Seller) all shares or other interests owned by it of each of the corporations or other entities identified in Schedule 3.1(a) as the "Retained Subsidiaries," other than Holdings S.A.

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                 (c)  Immediately prior to the Closing Date, (i) the Seller and its subsidiaries other than the Sale Companies on the one hand and the Sale Companies on the other shall execute and deliver to the other such instruments and documents as may be necessary (x) to eliminate any intercompany balances and obligations between the Sale Companies, on the one hand, and the Seller and its subsidiaries other than the Sale Companies, on the other, and (y) to cancel or otherwise eliminate all obligations under the Note of AFP referred to in the Asset Purchase Agreement, and (ii) all insurance coverage maintained by the Seller in respect of the Sale Companies, any of their assets or their businesses will cease to be available to the Sale Companies.

                 (d)  Immediately following the delivery of the Alumax France Shares pursuant to Section 1.3(b) but prior to the delivery of the Alumax Europe Shares pursuant to Section 1.3(b), the Seller shall cause Alumax Europe to declare as a dividend, sell or otherwise transfer to the Seller or any subsidiary of the Seller designated by the Seller all shares or other interests owned by it of Holdings S.A., and all outstanding shares of Holdings S.A. held by directors or nominees shall be transferred to persons designated by the Seller.

                                   ARTICLE II

                         PURCHASE PRICE AND ADJUSTMENTS

                 2.1  Share Purchase Price.  The initial purchase price for the Shares to be paid at the Closing Date pursuant to Section 1.3 hereof shall be U.S. $245 million, plus (i) an amount equal to the sum of (a) all cash and cash equivalents (other than cash in the Bank Accounts (as defined in Section 4.15(b)) on the books of any of the Sale Companies as of the Closing and (b) the aggregate of the balances shown on Schedule 4.15(b), plus (ii) the Estimated Combined Working Capital (as defined in Section 2.2(c) hereof), less (iii) the Initial Combined Working Capital (as defined in Section 2.2(c) hereof), less (iv) the Funded Debt (as defined below) of the Sale Companies outstanding as of the Closing (the "Initial Purchase Price"), in cash.  The Initial Purchase Price shall be adjusted subsequent to the Closing under the circumstances and by reference to the procedures described in Section 2.2 hereof.  "Funded Debt" shall mean, without duplication, the aggregate amount of all indebtedness for borrowed money, including, without limitation, all principal and interest due and owing,

                                      -5-

together with any premiums, fees, expenses, overdrafts or penalties, under revolving facilities, term loans or otherwise, all obligations under letters of credit and guarantees with respect to any of the foregoing (other than letters of credit issued or made by one Sale Company for the benefit of another Sale Company or guarantees issued or made by one Sale Company to the extent so issued or made for the benefit of any Sale Company and other than guarantees for which the Seller has indemnified Purchaser under Section 7.4 hereof) and all capitalized lease obligations, but excluding any indebtedness or obligations to the Seller or any of its subsidiaries (other than the Sale Companies) which will be eliminated at Closing and any indebtedness or obligation to any other Sale Company.

                 2.2  Purchase Price Adjustments.

                 (a)  If the Initial Purchase Price exceeds the Final Purchase Price (as hereinafter defined), then the Seller shall pay to Purchaser the amount by which the Initial Purchase Price exceeds the Final Purchase Price, plus interest accruing thereon at the prime commercial lending rate (base rate) announced from time to time by Citibank, N.A.  (the "Prime Rate") from the Closing to the date such payment is made.  If the Final Purchase Price exceeds the Initial Purchase Price, then Purchaser shall pay to the Seller the amount, not exceeding U.S.$2,000,000, by which the Final Purchase Price exceeds the Initial Purchase Price, plus interest accruing thereon at the Prime Rate from the Closing to the date such payment is made.  The adjustment payment required by this Section 2.2(a) shall be made by the Seller or Purchaser, as the case may be, within fifteen business days after the Final Purchase Price is determined pursuant to Section 2.2(b) hereof.

                 (b)  Determination of Final Purchase Price.

                 (i)  As soon as practicable following the Closing Date, but in any event within 60 business days thereafter, Coopers & Lybrand LLP

         (Atlanta), acting in its capacity as the Seller's independent auditors

         ("C&L"), at the direction of the Seller, shall prepare and deliver to

         Purchaser and Coopers & Lybrand LLP (New York), acting in its capacity as Purchaser's independent auditors ("Purchaser Auditors"), an audited combined balance sheet of the Sale Companies, as of the Closing (the

         "Closing Balance Sheet").  Purchaser shall provide to the Seller and

         C&L reasonable access to all necessary books and records to perform such audit and to review or investigate disputes regarding the Closing

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         Balance Sheet, provided that Purchaser Auditors may be present at any audit conducted by C&L of physical inventory so long as Purchaser

         Auditors do not interfere with such audit.   The Closing Balance Sheet

         shall be prepared in accordance with United States generally accepted accounting principles ("GAAP"), modified (A) to exclude all assets and liabilities relating to income Taxes, (B) to include as payables all payables for which checks were drawn but had not cleared as of the relevant time of determination, and (C) otherwise as described in

         Schedule 2.2(b) ("Modified GAAP") applied in a manner consistent with the Balance Sheet, and shall be accompanied by a report thereon of

         C&L, which report shall state that in C&L's opinion the Closing

         Balance Sheet has been prepared in accordance with Modified GAAP, and that the Closing Balance Sheet fairly presents, in all material respects, the financial position of the Sale Companies as of the

         Closing.  In connection with the preparation of the Closing Balance

         Sheet, (x) all known arithmetic errors in the Balance Sheet shall be taken into account, and (y) no changes in accounting principles,

         policies, practices, procedures or methodologies shall be made from those utilized in preparing the Balance Sheet (other than with respect to the cash in the Bank Accounts), including, without limitation, with respect to the nature and classification of accounts or the determination of the level of reserves, accruals or materiality.  The

         Seller, within 10 business days of acceptance of the Closing Balance

         Sheet by Purchaser in accordance with the procedures set forth in

         Section 2.2(b)(ii) hereof, shall based thereon prepare and deliver to

         Purchaser a schedule setting forth the Final Purchase Price, to be computed in accordance with the provisions of Section 2.2(c) hereof.

                 (ii) Purchaser and Purchaser Auditors may review the

         Closing Balance Sheet and the Seller shall cause C&L to make its work papers and all other documents used in preparation of the Closing

         Balance Sheet available to Purchaser and Purchaser Auditors.  The

         Closing Balance Sheet reported upon by C&L shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified the Seller of any and all objections thereto not later than 45 business days after delivery thereof.  Any dispute relating to the Closing Balance Sheet which cannot be resolved within

         5 business days after the delivery of the notice referred to in this

         Section 2.2(b)(ii) (the "Referral Date") shall, together with all other such

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         disputes, be referred no later than 15 business days after the

         Referral Date for decision by Robert Henley of Ernst & Young LLP

         (Richmond, Virginia) or, if unavailable, a mutually agreeable auditor with a nationally recognized accounting firm (the "Auditor"), whom the parties agree shall be appointed to render final and binding determinations with respect to such disputes.  The Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible.  The parties shall then submit evidence in accordance with the procedures so established and the Auditor shall decide the dispute or disputes in accordance therewith by selecting from either the

         Seller's position or the Purchaser's position with respect to each such dispute.  The Auditor's decision on all matters referred to the

         Auditor shall be rendered in the form of a written opinion using the definitions and terms used in this Agreement within 45 business days following the date such matters are referred to the Auditor and thereupon the Closing Balance Sheet, as modified to reflect the

         Auditor's determinations, shall be deemed accepted by the Purchaser and such determinations shall be final and binding on the parties hereto and enforceable as an arbitration award pursuant to the Federal

         Arbitration Act.  The fee of the Auditor shall be borne by the parties in such proportion as the Auditor may determine and, in the absence of such determination, equally.

                 (c)  As used in this Agreement, the "Final Purchase Price" shall be an amount equal to (i) the Initial Purchase Price plus (ii) the Final Combined Working Capital (as hereinafter defined), less (iii) the Estimated Combined Working Capital (as hereinafter defined).  "Combined Working Capital" shall mean, at the relevant time of determination, an amount equal to the total current assets (exclusive of cash, cash equivalents, and intercompany balances between the Sale Companies, on the one hand, and the Seller and its subsidiaries other than the Sale Companies, on the other) less the current liabilities (excluding intercompany balances between the Sale Companies, on the one hand, and the Seller and its subsidiaries other than the Sale Companies, on the other, and excluding any Funded Debt reflected therein), in each case as determined in accordance with Modified GAAP and as reflected in the applicable balance sheet; for avoidance of doubt, the cash in the Bank Accounts shall be excluded from the calculation of Combined Working Capital.  "Initial Combined Working Capital" shall mean the Combined Working Capital as determined based on the

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Balance Sheet.  "Final Combined Working Capital" shall mean the Combined Working Capital as determined based on the Closing Balance Sheet.  "Estimated Combined Working Capital" shall mean the Combined Working Capital as of the Closing, estimated in good faith by the Seller and set forth in a schedule delivered to Purchaser not less than ten business days prior to the Closing Date; provided, however, that if Purchaser, acting in good faith, objects to such estimate by notice delivered to Seller not less than eight business days prior to the Closing Date, and the parties cannot agree on an estimate by not less than one business day prior to the Closing Date, the "Estimated Combined Working Capital" shall be deemed to be equal to the Combined Working Capital based on the latest available interim balance sheets for the Sale Companies prepared at month-end in accordance with Modified GAAP, it being understood that the Seller shall not be required to prepare any such combined balance sheet as of any end of the month occurring less than 20 days before the Closing Date.  Notwithstanding the foregoing, however, Purchaser may elect, by written notice to the Seller given not less than seven business days prior to the Closing Date, to limit the Estimated Combined Working Capital and Final Combined Working Capital to an amount not to exceed the Initial Combined Working Capital by more than U.S.$2,000,000.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 3.1  Representations and Warranties of the Seller.  The Seller hereby represents and warrants to Purchaser as follows:

                 (a)  Organization and Qualification.  Each of the Seller, AAC and the U.S. Sale Companies is (or, in the case of Home Products, at the Closing Date will be) a corporation duly organized, validly existing and in good standing, to the extent such concepts are recognized in such jurisdictions, under the laws of its jurisdiction of incorporation.  Each of the European Sale Companies has been duly incorporated and is validly existing and no order has been made or petition presented or resolution passed for the winding up of any of such entities or for an administration order in respect thereof or for the statutory merger of such entities with other entities, and no receiver or administrative receiver has been appointed and no voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 nor any other bankruptcy, moratorium or

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insolvency proceeding in respect thereof.  Each of the European Sale Companies has complied in all material respects with its statutory obligations to prepare and file accounts in the jurisdiction in which it is registered.  The Sale Companies are (or, in the case of Home Products, at the Closing Date will be) each qualified to do business and in good standing as a foreign corporation in each jurisdiction, to the extent such concepts are recognized in such jurisdictions, where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure which when taken together with all other such failures is not reasonably likely to have a material adverse effect on the financial condition, business or operations of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies).  The Sale Companies have no subsidiaries or equity investments other than those set forth on Schedule 3.1(a).  Each of the Sale Companies has (or, in the case of Home Products, at the Closing Date will have) the requisite corporate (and other) power and authority to own its properties and carry on its business as it is now being conducted by such Sale Company (or, in the case of Home Products, by AAC).  The Seller has made available to Purchaser a complete and correct copy of the certificate of incorporation and by-laws or memorandum and articles of association (or other comparable governing instruments), each as amended to date, of each of the Seller, AAC and the Sale Companies (other than Home Products).  Each of the certificates of incorporation and by-laws, memoranda and articles of association and other comparable governing instruments, if any, so delivered are in full force and effect.  Neither Alumax Holdings nor any of the Alumax Holdings Subsidiaries has given any "financial assistance" as defined in Section 152(1) of the Companies Act 1985 in any manner which amounts to a criminal offense under the U.K. Companies Act 1985.

                 (b)  Authority.  Subject to the approval of the Board of Directors of the Seller at its meeting scheduled to be held on June 27, 1996 (the "Board Approval"), the execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Seller and/or by a committee thereof duly authorized to act on its behalf.  Subject to the Board Approval, the Seller has the legal capacity and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise carry out its obligations hereunder.  Subject to the Board Approval, the Seller has, and each of AAC,

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Holdings S.A. and the Sale Companies has or will have, the legal capacity and authority to enter into each other agreement or instrument to be executed in connection herewith and to consummate the transactions therein contemplated and otherwise carry out its obligations thereunder.  Subject to the Board Approval, this Agreement has been, and such other agreements and instruments will be, duly and validly executed by the Seller, AAC, Holdings S.A. or one or more Sale Companies, as the case may be; and, subject to the Board Approval, this Agreement constitutes, and each such other agreement and instrument (to the extent intended by the parties to be a binding agreement) will constitute, a valid and binding agreement of the Seller, AAC, Holdings S.A. or such Sale Company or Companies, as the case may be, enforceable in accordance with its terms.

                 (c)  Authorized Capital of AFP, Alumax Holdings, Alumax Europe and Alumax France.

                 (i)  The authorized capital stock of AFP as of the date

         hereof consists of 1000 shares of Common Stock, U.S. $10.00 par value per share, of which 100 shares, comprising all of the AFP Shares, are issued and outstanding.  The authorized capital stock of Alumax

         Holdings as of the date hereof consists of 1,000,000 shares of Common

         Stock, L.1 par value per share, of which 1,000,000 shares, comprising all of the Alumax Holdings Shares, are issued and outstanding.  The authorized capital stock of Alumax Europe as of the date hereof consists of 50,000 shares of Common Stock, NLG 100 par value per share, of which 10,002 shares, comprising all of the Alumax Europe

         Shares, are issued and outstanding.  The capital stock of Alumax

         France as of the date hereof consists of 60,000 shares of Common

         Stock, FF 100 par value per share, of which 60,000 shares, comprising all of the Alumax France Shares, are issued and fully paid up.  The

         Shares have been duly authorized and are validly issued, fully paid and nonassessable, and all of the Shares are owned of record and beneficially by the Seller (except with respect to the Alumax France

         Shares, which are owned of record and beneficially by Holdings S.A.

         other than to the extent set forth in Schedule 3.1(a) with respect to nominee and directors' qualifying shares), free and clear of any lien,

         claim, charge, encumbrance, pledge, security interest or restriction on transfer, except as expressly provided in the applicable governing documents of the Sale Companies heretofore provided to Purchaser in accordance with Section 3.1(a) hereof.  Upon delivery of the Shares and payment therefor

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         pursuant hereto, good and valid title to such Shares, free and clear of any lien, claim, charge, encumbrance, pledge, security interest or restriction on transfer, except as expressly provided in the applicable governing documents of the Sale Companies heretofore provided to Purchaser in accordance with Section 3.1(a) hereof, will pass to Purchaser or a Subsidiary Purchaser, as applicable, or a nominee thereof as set forth in paragraph (iii) of this Section 3.1(c)

         and subject to the payment of any Transfer Taxes (as defined in

         Section 8.5 hereof).

                 (ii)  All of the issued and outstanding shares of capital

         stock of each of the Subsidiaries have been (or, with respect to the issued and outstanding shares of capital stock of Home Products (the

         "Home Products Shares"), at the Closing Date will be) duly authorized and are (or, with respect to the Home Products Shares, at the Closing

         Date will be) validly issued, fully paid and nonassessable, and are

         (or, with respect to the Home Products Shares, at the Closing Date will be) owned (except as indicated on Schedule 3.1(a)) by AFP, Alumax

         Holdings, Alumax Europe or Alumax France, as the case may be, in each case free and clear of any lien, claim, charge, encumbrance, pledge,

         security interest or restriction on transfer, except as expressly provided in the applicable governing documents of the Sale Companies heretofore provided to Purchaser in accordance with Section 3.1(a)

         hereof.  There are no existing options, warrants, calls, rights or commitments of any character of the Sale Companies relating to the issuance of capital stock thereof or to the issuance of any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from any of the Sale

         Companies, any shares of capital stock or other securities or obligations of any of the Sale Companies convertible into capital stock, and no such securities or obligations, or other securities or obligations relating to the capital stock of any of the Sale

         Companies, including without limitation stock appreciation rights,

         phantom stock or similar rights, are outstanding.  Neither the Seller nor any of the Sale Companies has granted any proxies with respect to any shares of capital stock of the Sale Companies, deposited any such shares into a voting trust or entered into any voting agreement with respect to any such shares.

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                 (iii)  Upon the Closing Date, all Shares and shares of

         Subsidiaries indicated on Schedule 3.1(a) as being held by nominees or directors will be delivered to Purchaser or a Subsidiary Purchaser or its designated nominee or director, free and clear of any lien, claim,

         charge, encumbrance, pledge, security interest or restriction on transfer, except as expressly provided in the applicable governing documents of the Sale Companies heretofore provided to Purchaser in accordance with Section 3.1(a) hereof.

                 (d)  Governmental Filings and Consents; No Violations.

                 (i)  Except as set forth on Schedule 3.1(d)(i), to the

         Seller's best knowledge, no notices or other filings are required to be made by the Seller, Holdings S.A. or any of the Sale Companies

         with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Seller, Holdings S.A. or any of the Sale Companies from, any governmental or regulatory authorities in connection with the execution and delivery by the

         Seller of this Agreement and the execution and delivery by Seller or,

         if applicable, AAC, Holdings S.A. or any Sale Company, of each other agreement or instrument to be executed in connection herewith, and the consummation by the Seller or, if applicable, any Sale Company, of the transactions contemplated hereby or thereby, the failure to make or obtain any or all of which is (A) reasonably likely to have a material adverse effect on the financial condition, business or operations of

         (x) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (y) the European Companies,

         taken as a whole (as to matters relating to any of the European Sale

         Companies), or (B) is reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

                 (ii)  Except as set forth in Schedule 3.1(d)(ii), the

         execution and delivery of this Agreement by the Seller do not, and the consummation by the Seller, AAC, Holdings S.A. and the Sale Companies

         of the transactions contemplated by this Agreement will not,

         constitute or result in (A) any breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any Leases (as

                                      -13-

         defined in Section 3.1(h) hereof) or Material Contracts (as defined in

         Section 3.1(p) hereof) of the Sale Companies or any law, rule,

         ordinance or regulation or judgment, decree, order, award or governmental permit or license to which the Seller, AAC, Holdings S.A.

         or any of the Sale Companies is subject, except, in any such case, for such as is not reasonably likely to have a material adverse effect on the financial condition, business or operations of (x) the U.S. Sale

         Companies, taken as a whole (as to matters relating to any of the U.S.

         Sale Companies), or (y) the European Sale Companies, taken as a whole

         (as to matters relating to any of the European Sale Companies), and is not reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement, or (B) a breach or violation of, or default under, the certificate of incorporation or by-laws of the Seller, Holdings S.A., AAC or any of the Sale Companies.  Schedule 3.1(d)(ii) sets forth, to the Seller's best knowledge, a list of any consents required under any Leases or

         Material Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement.

                 (e)  Financial Statements.  The Seller has prior to the date hereof delivered to Purchaser a copy of the audited combined special purpose statement of net operating assets of the Sale Companies, as of December 31, 1995 (the "Balance Sheet"), and the related special purpose statements of operating earnings and of operating cash flows for the year then ended (together with the Balance Sheet, the "Financial Statements"), together with the report thereon of C&L.  The Financial Statements have been prepared in accordance with the accounting books and records of the Sale Companies; the Balance Sheet has been prepared in accordance with Modified GAAP and the Income Statement and Statement of Cash Flows included in the Financial Statements have been prepared in accordance with GAAP, except as disclosed in the auditor's report thereon or in the Financial Statements (including the footnotes thereto); and the Financial Statements present fairly the combined financial condition of the Sale Companies as of December 31, 1995 and the combined results of operations for the period then ended.

                 (f)  Material Adverse Change.  Since December 31, 1995, there has been no material adverse change in the combined financial condition, business or operations of (A) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (B) the European Sale Companies, taken as a whole (as to matters

                                      -14-

relating to any of the European Sale Companies).  Without limiting the generality of the foregoing, except (i) as set forth in Schedule 3.1(f), (ii) as disclosed in or contemplated by the monthly Interim Operations Report of the Sale Companies and interim financial statements with respect to the Sale Companies heretofore delivered to Purchaser, and (iii) in furtherance of or in connection with the transactions contemplated by Sections 1.4 and 4.1 hereof, since December 31, 1995, (x) the Sale Companies have conducted their business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such business, consistent with past practice, and (y) there has not been:

                   (i) any amendment to any Sale Company's certificate of

         incorporation, bylaws or memorandum or articles of association (or other comparable governing instruments), as applicable;

                  (ii) any incurrence of indebtedness or guarantees of

         indebtedness (x) by any U.S. Sale Company that is material to the U.S.

         Sale Companies, taken as a whole, or (y) by any European Sale Company that is material to the European Sale Companies, taken as a whole,

         other than (A) purchase money mortgages granted in the ordinary course of business consistent with past practice and (B) accounts payable arising in the ordinary course of business, consistent with past practice;

                 (iii) any granting of a material increase in compensation

         payable, or to become payable, to any employee who, pursuant to

         Section 4.11 or otherwise with respect to the European Sale Companies,

         continues in the employment of Purchaser or one of the Sale Companies after Closing (a "Transferred Employee"), except for scheduled annual increases in accordance with past practice (which shall not exceed, in the aggregate, six percent of the aggregate salaries of all

         Transferred Employees); except under existing employment agreements or severance plans or other existing arrangements, any granting of any severance or termination pay (other than for accrued vacation pay) to,

         or entering into any employment or severance agreement with, any

         Transferred Employee; the establishment, adoption, entry into or amendment of any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation,

         employment, termination, severance or other plan, agreement, trust or fund for the benefit of

                                      -15-

         any Transferred Employee in any way that materially increases the liability of any of the Sale Companies thereunder;

                  (iv) any issuance, sale or transfer of, or any agreement

         to issue, sell or transfer, any stock, bond, debenture, option,

         warrant, right or other similar corporate security of any of the Sale

         Companies or Subsidiaries, except as contemplated by this Agreement;

                   (v) any declaration or payment of any dividend or other

         distribution, or the transfer of any assets, to the Seller, except in the ordinary course of business;

                  (vi) any change by the Seller or any of the Sale Companies in accounting principles, practices or methods (other than in connection with the preparation of the Balance Sheet and the Closing

         Balance Sheet, as described in Sections 2.2 and 3.1(e) hereof) or cash management practices;

                 (vii) any forgiveness of any material debt of another party due to the Sale Companies (other than as contemplated by this

         Agreement);

                (viii) except in the ordinary course of business, consistent with past practice, (A) any sale, transfer or other disposal of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of U.S. $250,000, or (B) any mortgaging or encumbering of any properties or assets, real, personal or mixed,

         which have an aggregate book value in excess of U.S. $100,000;

                  (ix) any material adverse changes in relationships with

         the customers and suppliers listed on Schedule 3.1(x), or any material adverse changes in relationships with other customers and suppliers that are material to (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the

         European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies);

                   (x) except in the ordinary course of business, consistent

         with past practice, or as necessary to consummate the transactions contemplated hereby, the entering into or amending of any Material

         Contract; or

                                      -16-

                  (xi) except in the ordinary course of business, consistent with past practice, any oral or written directive issued by the Seller or any of its subsidiaries to any of the Sale Companies restricting capital expenditures in accordance with the ordinary course of business, consistent with past practice; or

                 (xii) any commitment by the Seller, AAC, Holdings S.A. or

         any of the Sale Companies to do any of the foregoing.

                 (g)   Undisclosed Liabilities.  There exist no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), of (i) any of the U.S. Sale Companies that are material to the U.S. Sale Companies, taken as a whole, or (ii) any of the European Sale Companies that are material to the European Sale Companies, taken as a whole, except such as were taken account of in the Balance Sheet or are disclosed in Schedule 3.1(f) or Schedule 3.1(g).

                 (h)   Real Property.

                 (i)   Schedule 3.1(h) sets forth all real property in which

         any of the Sale Companies has legal or equitable title or a leasehold interest.  Except as set forth in Schedule 3.1(h), the Seller has delivered true and complete copies of all Leases and all deeds or other similar title documents related to the Owned Realty (as defined below).

                 (ii)  Each lease (collectively, the "Leases") respecting

         the real property leased by any of the Sale Companies (the "Leased

         Realty") that is material to (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or

         (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies), in each case as set forth on Schedule 3.1(h), is valid and effective in accordance with its terms and, to the Seller's knowledge, there is not under any of such Leases any existing material default by any other party thereto or any condition, event or act which with notice or lapse of time or both would constitute such a default by any other party thereto.  No interest of a Sale Company in or to any Leased Realty has been pledged, assigned, encumbered or otherwise transferred, except (A) as reflected on Schedule 3.1(h) hereto; (B) mechanics', carriers',

         worker's, repairmen's or other like liens arising or

                                      -17-

         incurred in the ordinary course of business, liens for taxes,

         assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; (C)

         easements, covenants, rights-of- way and other encumbrances or restrictions of record that are not material to the Leased Realty,

         considered as a whole; (D) zoning, building and other similar restrictions; and (E) those that, individually or in the aggregate, do not materially adversely affect the title to or the present use of the property subject thereto (collectively the "Permitted Real Property

         Encumbrances").

                 (iii) Except as described in Schedule 3.1(h), each of the

         Sale Companies has good and marketable title in fee simple to the real property that is described on Schedule 3.1(h) as being the real property owned by such Sale Company (the "Owned Realty"), free and clear of all interests, mortgages or other encumbrances, rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except for Permitted Real

         Property Encumbrances.  There is no condemnation pending or, to the

         Seller's best knowledge, threatened with respect to any Owned Realty.

                  (iv) All material restrictions, conditions, and covenants

         affecting the UK Properties (as defined below) have been or are being substantially performed and observed and no notice of any material breach of the same has been received by any Sale Company with an interest in real property within the United Kingdom of Great Britain and Northern Ireland ("UK Properties").

                   (v) Except for Leases, tenancies or licenses granted to

         providers of electricity or gas, each Sale Company with an interest in any UK Properties is the beneficial owner of such UK Properties and is entitled to vacant possession of such UK Properties, and no lease,

         tenancy or license has been granted or agreed to be granted to any third party in respect of the whole or part of any UK Properties.

                  (vi) The existing uses of the UK Properties are lawfully

         permitted uses, whether under applicable planning legislation (and in the case of leasehold property under the terms of the lease under which that property is held) or otherwise, and are not temporary uses.

         All necessary consents to the existing uses have been obtained and are valid and subsisting.

                                      -18-

                 (vii) The existing uses of the UK Properties substantially comply with all relevant provisions of legislation applicable to them and with all relevant permissions, by-laws, regulations, consents,

         notices, and orders made by any local or central government, legal authority, or other regulatory body (whether made by or under statutory powers or otherwise).

                (viii) There are no materially onerous conditions attached to any of the consents and permissions affecting the UK Properties and there are no material conditions to any planning consent which have not been fully satisfied in all material respects so that no continuing liability remains under them.

                  (ix) All buildings and other erections on the UK

         Properties or any part thereof are substantially fit for the purpose for which they are presently used.

                   (x) Except as set forth on Schedule 3.1(h)(x) none of the

         Sale Companies is actually or contingently liable as (or as guarantor

         of) an original contracting party to any lease of property within the

         United Kingdom of Great Britain and Northern Ireland other than the UK

         Properties.

                  (xi) No construction on or cultivation of the Owned Realty which is located in the Netherlands (the "Dutch Owned Realty") has taken place without the necessary licenses and permits.

                 (xii) To the Seller's best knowledge, neither public law

         nor private law prohibits or restricts the present use of the Owned

         Realty in any material respect.  To the Seller's best knowledge, no

         Dutch municipality has adopted any urban renewal plan or any ordinance under the Dutch Act Urban and Village Renewal affecting Owned Realty located in the Netherlands.

                   (i) Personal Property.  Except as set forth in Schedule 3.1(i), one or another of the Sale Companies has good and marketable title to all personal property reflected on the Balance Sheet and to all personal property acquired by any of the Sale Companies since the date of such Balance Sheet (except such personal property as has been disposed of in the ordinary course of business consistent with past practice), free and clear of all liens, interests or other encumbrances or limitations of any nature whatsoever, except liens, interests, encumbrances or limitations that are not material in amount and do not materially detract from the

                                      -19-

value or materially interfere with the present use of any of the properties subject thereto or affected thereby or otherwise have a material adverse effect upon the financial condition, business or operations of the (i) U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies).

                 (j)  Inventory.  The inventories included on the Balance Sheet consist of items of quality and quantity usable and saleable in the ordinary course of business, calculated at the lower of cost or market in accordance with GAAP, and the Sale Companies have provided for adequate reserves for slow moving and obsolete material calculated in accordance with GAAP.

                 (k)  Intellectual Property.  Set forth on Schedule 3.1(k) is a list and brief description or identification of all copyrights, trade names, patents and patent rights, trademarks or service marks applied for and/or registered in the name of any of the Sale Companies, and which are used in the business of any of the Sale Companies (collectively referred to herein as "Intellectual Property").  Except as set forth on Schedule 3.1(k), none of the Sale Companies is a licensor in respect of any Intellectual Property.  The Sale Companies own the right, title and interest to or possess adequate licenses or other rights to use all Intellectual Property and trade secrets necessary to operate their business in all material respects as now conducted.  Except as set forth in Schedule 3.1(k), no claim is pending or, to the best knowledge of the Seller, threatened claiming that (x) the operations of any of the Sale Companies infringe upon or conflict with the asserted rights of any other person in a manner that reasonably could be expected to have a material adverse effect on the business of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies), or (y) any of such Intellectual Property and trade secrets material to the business of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies), is invalid or unenforceable.  To the Seller's best knowledge, no third party has infringed upon or misappropriated any Intellectual Property or trade secrets that are material to the business of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to

                                      -20-

any of the European Sale Companies).

                 To the Seller's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any loss or impairment of any of the Intellectual Property of any of the Sale Companies material to the business of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies).

                 (l)  Personnel, etc.  Set forth on Schedule 3.1(l) is a list setting forth:

                 (i)  the name of each officer of each of the U.S. Sale

         Companies and the supervisory board members, directors and officers of each of the European Sale Companies, specifying the title and job classification of each such person; and

                (ii)  the name of each director of each of the Sale Companies.

         The Seller has heretofore provided Purchaser with a complete and accurate schedule of compensation which each of the officers referred to in clause (i) above who is a Transferred Employee is currently entitled to receive.

                 (m)  Employee Benefit Plans.

                 (i)  (A) Schedule 3.1(m)(i) lists or describes: (x) each

         "employee benefit plan" (as such term is defined in Section 3(3) of

         ERISA) maintained or contributed to by (or required to be maintained or contributed to by) any U.S. Sale Company or any entity that together with any U.S. Sale Company is treated as a single employer under Section 414 of the Code (each such entity, an "ERISA

         Affiliate"), for the benefit of any employee or former employee of any of the U.S. Sale Companies (the "AFP Employees"); and (y) each other plan, arrangement, policy or understanding relating to retirement,

         compensation, deferred compensation, bonus, severance, fringe benefits or any other employee benefits, maintained or contributed to by (or required to be maintained or contributed to by) any of the U.S. Sale

         Companies or any ERISA Affiliate for the benefit of any AFP Employee or any director of any of the U.S.

                                      -21-

         Sale Companies.  Each such item listed on Schedule 3.1(m)(i) is referred to herein as an "AFP Benefit Plan." Schedule 3.1(m)(i) hereto also contains an accurate and complete list of each collective bargaining agreement to which any of the U.S. Sale Companies is subject or which pertains to any AFP Employee.

                   (B)  The Seller has, with respect to each AFP Benefit

         Plan, provided to the Purchaser complete and correct copies of, as applicable: (i) all plan documents and amendments thereto and any related trust agreements, insurance and annuity contracts and policies; (ii) any collective bargaining agreements pursuant to which such plan is maintained; (iii) the most recent determination letter received from the Internal Revenue Service (the "IRS"); (iv) the

         Annual Report (Form 5500 Series) and accompanying schedules, as filed,

         for the two (2) most recently completed plan years; and (v) the current summary plan description.

                  (ii)  Except as set forth on Schedule 3.1(m)(ii), each AFP

         Benefit Plan (other than any "multiemployer plan" as such term is defined in Section 3(37) of ERISA) (the "AFP Plans") has been maintained in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code, and any other applicable laws and collective bargaining agreements. Each AFP Plan which is an "employee pension benefit plan" within the meaning of

         Section 3(2) of ERISA ("AFP Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986,

         as amended (the "Code") has received a favorable determination letter from the IRS, and to the Seller's knowledge, nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such AFP Plan from remaining so qualified.  There is no material pending or, to the Seller's knowledge, threatened litigation relating to the AFP Plans.  None of the U.S. Sale Companies nor (to

         the Seller's knowledge) any other "disqualified person" (within the meaning of Section 4975 of the Code) nor any "party in interest"

         (within the meaning of Section 3(14) of ERISA) has engaged in a transaction with respect to any AFP Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any U.S. Sale Company or any officer, director or employee thereof to a tax or penalty imposed by either Section 4975 of the Code

         or

                                      -22-

         Section 502(i) of ERISA in an amount which would be material.

                 (iii)  No liability under Subtitle C or D of Title IV of

         ERISA has been or is expected to be incurred by any of the U.S. Sale

         Companies with respect to any ongoing, frozen or terminated

         "single-employer plan," within the meaning of Section 4001(a)(15) of

         ERISA.  None of the U.S. Sale Companies has incurred or expects to incur any withdrawal liability with respect to a "multiemployer plan"

         within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan")

         under Subtitle E of Title IV of ERISA.  To the Seller's knowledge,

         each Multiemployer Plan that is an AFP Benefit Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, and is qualified under Section 401(a)

         of the Code as amended to the date hereof.  With respect to any

         Multiemployer Plan to which any of the U.S. Sale Companies or any

         ERISA Affiliate has an obligation to contribute, to the Seller's knowledge, no proceeding has been initiated to terminate such

         Multiemployer Plan, no such Multiemployer Plan is in reorganization as described in Section 4241 of ERISA, and no such Multiemployer Plan is insolvent as described in Section 4245 of ERISA.  Neither any U.S.

         Sale Company nor any ERISA Affiliate has failed to make any required contribution to any Multiemployer Plan, and none of the U.S. Sale

         Companies is bound by any contract or agreement or has any obligation or liability described in Section 4204(a) of ERISA.  No notice of a

         "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any AFP Pension Plan within the 12-month period ending on the date hereof.

                  (iv)  All contributions required to be made under the terms of any AFP Benefit Plan or ERISA or the Code have been timely made or have been reflected on the Financial Statements.  Except as set forth on Schedule 3.1(m)(iv), no AFP Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of

         Section 412 of the Code or Section 302 of ERISA.  None of the U.S.

         Sale Companies has provided, or is required to provide, security to any AFP Pension Plan pursuant to Section 401(a)(29) of the Code.

                   (v)  None of the U.S. Sale Companies has any obligations

         for retiree health and life benefits under

                                      -23-

         any AFP Benefit Plan or otherwise.  Any AFP Benefit Plan that provides retirees health and life benefits provides that it may be amended or terminated at any time.  Each of the U.S. Sale Companies and the ERISA

         Affiliates have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.

                  (vi)    Except as set forth on Schedule 3.1(m)(vi), none of

         the U.S. Sale Companies has any obligation to pay any separation,

         severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

                 (vii)    None of the U.S. Sale Companies has any material

         liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (A) any violation of the health care continuation requirements of Part 6 of Title I of ERISA or Section

         4980B of the Code, (B) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (C) under Section 302 of ERISA or Section

         412 of the Code, or (D) under Title IV of ERISA, in each case solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the U.S. Sale

         Companies.

                (viii)    Other than the pension schemes set forth on Schedule

         3.1(m)(viii) (the "Pension Schemes"), there are no pension, retirement benefit, contractual or discretionary benefits or similar schemes or arrangements for the current employees of any of the European Sale

         Companies.

                  (ix)    Neither Alumax Holdings nor any of the Alumax

         Holdings Subsidiaries has any legally binding obligation, other than those under the Pension Schemes or the CLA (as defined in Section

         3.1(m)(xviii)), to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of section 612 of the U.K. Income and Corporation Taxes

         Act 1988 to or in respect of any current or former employee of Alumax

         Holdings or the Alumax Holdings Subsidiaries.

                   (x)    All contributions and other amounts which have fallen

         due for payment to the trustees of the "UK Pension Scheme" identified in Schedule 3.1(m)(viii)

                                      -24-

         have been paid and the UK Pension Scheme has been fully funded in accordance with the actuary's report of April 6, 1996 (applying the accumulated benefit obligations basis) in the last formal valuation of the UK Pension Scheme, except as set forth in Schedule 3.1(m)(x).

                  (xi)  To the Seller's best knowledge, except as set forth

         in Schedule 3.1(m)(xi) or otherwise ascertainable from the documents listed in Schedule 3.1(m)(xii), the UK Pension Scheme complies with the relevant legislation and the requirements of the Pension Schemes

         Office and the Occupational Pensions Board affecting schemes approved under Chapter I of Part XIV of the Income and Corporation Taxes Act

         1988 and is contracted-out under the Pension Schemes Act 1993.  Except as set forth in Schedule 3.1(m)(xi) or ascertainable from the documents listed in Schedule 3.1(m)(xii), there has been no material breach of the trusts of the UK Pension Scheme and there are no material actions, suits or claims (other than routine claims for benefits) outstanding or, to the Seller's best knowledge, threatened against the trustees or administrators of the UK Pension Scheme or against Alumax Holdings or Alumax Holdings Subsidiaries in respect of the UK Pension Scheme.

                 (xii)  Except as otherwise set forth in Schedule

         3.1(m)(xii), the Seller has supplied to Purchaser copies of all material trust deeds, rules and booklets relating to the UK Pension

         Scheme, together with copies of all other documents listed in Schedule

         3.1(m)(xii).

                (xiii)  Except as set forth in Schedule 3.1(m)(xiii), no

         female members of the UK Pension Scheme who were members of the UK

         Pension Scheme as of November 16, 1993 have objected to management to the change in their "Normal Retirement Date" (as such term is defined in the governing documentation of the UK Pension Scheme) with effect from November 17, 1993.

                 (xiv)  To the Seller's best knowledge, except as set forth in Schedule 3.1(m)(xiv) or ascertainable from the documents listed in

         Schedule 3.1(m)(xii), since the effective date of the last actuarial valuation of the UK Pension Scheme, no discretion or power has been exercised under the UK Pension Scheme to:

                   (a)  augment benefits or to provide benefits on early

                        retirement discounted for early payment

                                      -25-

                        on a basis which is not cost-neutral to the fund of

                        the UK Pension Scheme;

                   (b)  admit to membership any individual who would not

                        otherwise have been eligible for admission to

                        membership; or

                   (c)  admit to membership any individual on terms which

                        provided for the payment of a transfer value or a

                        transfer of assets from another scheme in a case in

                        which the payment or transfer has not been made or

                        has not been made in full.

                  (xv)  None of Alumax Holdings and the Alumax Holdings

         Subsidiaries has been or, to the Seller's best knowledge, is liable to account for income tax or national insurance contributions in respect of any payment made to any of their respective employees by any third party under Section 203B of the U.K. Taxes Act 1988.

                 (xvi)  Alumax Europe and Alumax Coated Products B.V. (the

         "Dutch Sale Companies") have no employees in the Netherlands other than the employees set forth on Schedule 3.1(m)(xvi) hereto (the

         "Dutch Employees").  Apart from the Dutch Employees, no person can claim to have a full-time or part-time employment relationship with a

         Dutch Sale Company.  The Seller has, with respect to the Dutch

         Employees, provided to Purchaser complete and correct copies of (x) a standard form of an employment agreement for employees with a salary below a certain maximum and a standard form of an employment agreement for employees with a salary above a certain maximum, and (y) all collective labour agreements which are applicable, by operation of law or otherwise, to the Dutch Employees, including, without limitation,

         the current collective labour agreements, for (a) the Metal and

         Electrotechnical Industry, (b) high ranking employees in the Metal and

         Electrotechnical Industry, (c) the application of the System for

         Function Ranking and the System for Employment Conditions, (d) Early

         Retirement in the Metal and Electrotechnical Industry, and (e) the

         financing of education for employees in the Metal and Electrotechnical

         Industry (all such collective labour agreements are collectively referred to herein as the "CLA").

                                     -26-

                (xvii)  Except as set forth in Schedule 3.1(m)(xvii) hereto,

         all Dutch Employees are covered by a pension scheme through the pension fund for the Metal Industry pursuant to the CLA (as defined in

         Section 3.1(m)(xviii)).  With respect to all Dutch Employees (as defined in Section 3.1(m)(xviii) whose salary exceeds the maximum amount covered by the pension fund of the CLA, the relevant Dutch Sale

         Company (as defined in Section 3.1(m)(xviii) has entered into supplemental pension insurance in respect of the part of the salary which exceeds the maximum amount that is covered by the pension fund of the CLA (determined applying the accumulated benefit obligations basis).  All contributions or payments required to be made on the basis of the salaries as of January 1, 1995, by the relevant Dutch

         Sale Company or the Dutch Employees under the CLA or the supplemental pension insurance referred to above have been made or have been reflected on the Financial Statements.  Except pursuant to the CLA or in respect of the supplemental pension insurance, the Dutch Sale

         Companies have no obligation to pay any pension or make any other payment by reason of retirement or death in respect of any person who is a Dutch Employee or who has been an employee of any of the Dutch

         Sale Companies.

               (xviii)  All material requirements which must be met in

         respect of the Dutch Employees under applicable employment agreements,

         the CLA and Netherlands law (except for any obligations which result from the execution of this Agreement and all transactions described herein as contemplated hereby) have been in the past and are now met by the relevant Dutch Sale Company.  All payments to the Dutch

         Employees and all contributions toward third parties in respect of the

         Dutch Employees which were required to have been made under any applicable employment agreements, the CLA or Netherlands law as of

         December 31, 1995, have been made or reflected on the Financial

         Statements.

                   (n)  Licenses and Registration; Compliance with Laws.

                   (i)  Except as set forth in Schedule 3.1(n) or Schedule

         3.1(w), the Sale Companies have (or, with respect to Home Products, at the Closing Date will have) all permits, governmental licenses,

         registrations and approvals necessary to carry on the businesses of the Sale Companies in all material respects as presently conducted as required by applicable law or by

                                      -27-

         the rules and regulations of any governmental entity having jurisdiction over any of the Sale Companies, all of which are in full force and effect and have not been violated, except to the extent the lack or violation of, or the failure by the Company to maintain in full force and effect, any such permits, licenses, registrations or approvals would not have a material adverse effect on the financial condition, business or operations of (i) the U.S. Sale Companies,

         taken as a whole (as to matters relating to any of the U.S. Sale

         Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies).

                  (ii)  Except as set forth in Schedule 3.1(n) or 3.1(w)

         hereto, each of the Sale Companies has complied with all laws, rules,

         decrees, regulations, ordinances and orders, as well as directives of the European Union (to the extent such directives have been adopted,

         implemented and are applicable in the United Kingdom, the Netherlands and France) applicable to its business, properties, assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs or zoning) and have filed with the proper authorities all statements and reports required by all such laws, rules, decrees, regulations,

         ordinances and orders, except for violations and failures to file which, alone or in the aggregate, do not have a material adverse effect on the financial condition, business or operations of (i) the

         U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies,

         taken as a whole (as to matters relating to any of the European Sale

         Companies).

                 (iii)  There are no written agreements to which the Sale

         Companies are party which are, or to the Seller's best knowledge should be, registered under the Restrictive Trade Practices Acts 1976 or 1977 or which have been or, to the Seller's best knowledge, should be notified to the European Commission under or pursuant to Article 85 of the Treaty of Rome 1957 or Article 65 of the Treaty of Paris 1951

         or which, to the Seller's best knowledge, contravene any of the provisions of those Acts or Treaties or which have been notified to the European Commission for an exemption or in respect of which applications have been made to the European Commission for clearances.

                                      -28-

                 (o)  Litigation and Liabilities.  Schedule 3.1(o) hereto sets forth a complete list of all lawsuits, complaints, proceedings or investigations, as well as written charges alleging unfair labor practices or employment discrimination, pending or, to the best knowledge of the Seller, threatened against the Seller or any of the Sale Companies or any of their respective properties or assets which (A) relate to or involve liability or potential liability on the part of any of the Sale Companies of more than U.S. $100,000, (B) seek material injunctive relief, (C) challenge the transactions contemplated by this Agreement or (D) are reasonably likely to adversely affect the Seller's performance under, or the consummation of the transactions contemplated by, this Agreement.  Except as set forth on Schedule 3.1(o) hereto, neither the Seller, AAC nor any of the Sale Companies is a party to or bound by any judgment, decree, injunction or other order materially restricting the acquisition or disposition of any property or the conduct of any business.

                 (p)  Material Contracts.  Set forth on Schedule 3.1(p) is a list of all contracts (which are referred to herein as the "Material Contracts") to which any of the Sale Companies is a party or by which it or its property is bound and that:

                 (i)  are mortgages, indentures, loan or credit agreements,

         security agreements or other agreements or instruments relating to the borrowing of money or extension of financing credit, or providing for the guarantee of any such obligations of any party;

                (ii)  are collective bargaining or union contracts or

         written employment or consulting contracts;

               (iii)  are joint venture, partnership or similar contracts;

                (iv)  limit the freedom of any of the Sale Companies to

         compete in any line of business or with any person or in any area,

         including, without limitation, non-competition and nondisclosure agreements (except to the extent listing or identification of such agreements in the good faith judgment of counsel to the Seller would constitute a breach of the terms of any such agreement); or

                 (v)  obligate any of the Sale Companies to pay more than

         U.S. $100,000 in any fiscal year or entitle

                                      -29-

         any of the Sale Companies to receive more than U.S. $100,000 in any fiscal year.

                 With respect to all Material Contracts, none of the Sale Companies is in breach thereof or in default thereunder in any regard that would enable or permit the other party thereto to terminate its obligations or to accelerate the obligations of the applicable Sale Company thereunder, and the Company has not received written notice of intent by any party to a Material Contract to terminate its obligations or to accelerate the obligations of the applicable Sale Company thereunder, in either case excluding any such breach or default or termination or acceleration that would not, in the aggregate, have a material adverse effect on the financial condition, business or operations of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies).

                 (q) Tax Matters.  Except as set forth on Schedule 3.1(q) hereto,

                 (i) all Tax Returns (as hereinafter defined) required to be filed on or before the date of this Agreement (taking into account applicable extensions) with respect to any of the Sale Companies or any of their income, properties or operations have been duly filed, other than returns as to which the failure to file, when taken together with all other such failures, would not have a material adverse effect on the financial condition, business or operations of (A) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (B) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies);

                (ii) the information reflected on those Tax Returns referred to in the preceding subclause (i) which relate to the European Sale Companies are accurate and complete except to the extent of inaccuracies or omissions which, when taken together, would not have a material adverse effect on the financial condition, business or operations of the European Sale Companies, taken as a whole;

               (iii) the Sale Companies have paid all Taxes (as defined in this Section 3.1(q)) for which they are responsible that are due or have provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified on Schedule 3.1(q), other than Taxes as to which the failure to pay or so provide for, when taken

                                      -30-

together with all other such failures, would not have a material adverse effect on the financial condition, business or operations of (A) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (B) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Company);

                 (iv) the Sale Companies have maintained adequate provision on their books for all Taxes payable by the Sale Companies that have accrued but are not yet due;

                 (v) no deficiencies for any Taxes of any of the Sale Companies have been proposed, asserted, or assessed (and are currently pending);

                 (vi) there are no claims for Taxes in excess of U.S. $100,000 asserted against any of the Sale Companies (except for real property taxes not yet due and payable), and such claims are not reasonably anticipated;

                 (vii) no Sale Company is currently the subject of any Tax audit or examination;

                 (viii) there are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Sale Companies;

                 (ix) none of the Sale Companies will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing;

                 (x) no claim has ever been made by an authority in a jurisdiction where any of the Sale Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; other than such claims which, when taken together with all other such claims, would not have a material adverse effect on the financial condition, business or operations of (A) the U.S. Sale Companies, taken as a whole (as to matters relating to any U.S. Sale Companies),

                                     -31-

or (B) the European Sale Companies, taken as a whole (as to matters relating to any European Sale Companies);

                 (xi) there are no liens on any of the assets of any of the Sale Companies that arose in connection with any failure (or alleged failure) to pay any Tax other than such liens which, when taken together with all other such liens, would not have a material adverse effect on the financial condition, business or operations of (A) the U.S. Sale Companies, taken as a whole (as to matters relating to any U.S. Sale Companies) or (B) the European Sale Companies, taken as a whole (as to matters relating to any European Sale Companies);

                 (xii) none of the Sale Companies has filed a consent under Section 341(f) of the Code (or any similar provision of state, local or foreign law) concerning collapsible corporations;

                 (xiii) none of the Sale Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law);

                 (xiv) none of the Sale Companies is a party to any Tax allocation or sharing agreement;

                 (xv) Seller is not a foreign person subject to withholding under Section 1445 of the Code;

                 (xvi) none of the property owned or used by any Sale Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981;

                 (xvii) none of the property owned by any Sale Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

                 (xviii) none of the Sale Companies has been a member of (A) an affiliated group filing a consolidated U.S. Federal income Tax Return (other than a group the common parent of which was AFP, the Seller or Amax Inc., a New York corporation (prior to its merger with and into Cyprus Minerals Company (renamed Cyprus Amax Minerals Company)), or (B) a fiscal unity ("fiscale eenheid") for Dutch corporate

                                      -32-

income tax purposes other than the fiscal unity of which Alumax Europe is the parent;

                 (xix) for purposes of corporate income tax, capital tax and real estate transfer tax, no tax-free reorganizations and mergers have taken place with respect to any of the Dutch Sale Companies in their respective current or five immediately preceding financial years;

                 (xx) No Dutch Sale Company has capital that is tainted by reason of Article 44 of the Netherlands Income Tax Act of 1964 or Article 3, paragraph 2, of the Netherlands Dividend Withholding Tax Act except to an extent as would not have a material adverse effect on the financial condition, business or operations of the European Sales Companies taken as a whole;

                 (xxi) No Dutch Sale Company is subject to any special regime regarding Taxes, and no tax ruling is in effect except to an extent as would not have a material adverse effect on the financial condition, business or operations of the European Sales Companies taken as a whole;

                 (xxii)  Since January 1, 1990, no Sale Company has acted as contractor or subcontractor as defined in the Netherlands Chain Liability Act ("Wet Ketenaansprakelijkheid" or the Netherlands Collection Act of 1990 ("Invorderingswet 1990") except to an extent as would not have a material adverse effect on the financial condition, business or operations of the European Sales Companies taken as a whole;

                 (xxiii)  Alumax France and the Alumax France Subsidiary (the "French Companies") are members of a tax consolidated group as defined by sections 233A to 234C of the French General Tax Code (Code General des Impots); and

                 (xxiv)   No adverse consequences to the French Companies with respect to corporate income tax, including but not limited to imposition forfeitaire annuelle, precompte, as well as any interest penalties or corporate tax payable on intercompany transactions during the tax consolidation period and for which a Tax effect has been postponed, will arise from the transactions contemplated hereby, pursuant either to a tax reassessment, a refund provided for by any agreement, including but not limited to convention d'integration fiscale, or for any other reason or commitment, except to an extent as would not have a material adverse effect on the financial condition, business or operations of the European Sales Companies taken as a whole.

                                      -33-

                 With respect to the European Sale Companies, each is registered for the purposes of value added tax and has been so registered at all times that it has been required to be registered, and it has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax.

                 "Taxes", as used in this Agreement, shall mean any U.S. federal, state or local or foreign taxes, including, without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, value added, use, transfer, license, franchise, employment, withholding, capital, wage or similar taxes, custom duties or social security (or similar) contributions together with any interest, additions, or penalties with respect thereto and any interest in respect of such penalties.  "Tax Returns", as used in this Agreement, shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof and all applications for WIR.

                 (r)  Transactions with Affiliates.  At the Closing Date, none of the Sale Companies will be a party to any contract, agreement or business arrangement with the Seller or any of its subsidiaries, directors or officers (other than the Sale Companies) that are on terms and conditions materially more burdensome to such Sale Company than would be usual and customary in similar contracts, agreements or business arrangements negotiated on an arm's length basis between parties that are not affiliated with each other.

                 (s)  Brokers and Finders.  Except as set forth in Schedule 3.1(s), the Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                 (t)  Sufficiency of Assets.  The assets currently owned by the Sale Companies (after giving effect to the transactions contemplated by the Asset Purchase Agreement) or leased by the Sale Companies pursuant to any lease agreement entered into in the ordinary course of business or otherwise disclosed to Purchaser in writing, together with the rights to be assigned to the Sale Companies as provided in Section 5.2(l), constitute all of the material assets which were used as of the date of the Financial Statements to conduct the businesses of the Sale Companies, except for such assets as have been disposed of as set forth in Section 3.1(f) hereof or in Schedule 3.1(f).

                                      -34-

                 (u)  Disclosure.  The representations and warranties contained in this Section 3.1 do not, and all information delivered by the Seller in any schedule or exhibit hereto is complete and does not, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information made or provided in such representations and warranties or in such schedules or exhibits not misleading.

                 (v)  Labor Matters.  Except as set forth on Schedule 3.1(v) hereto, none of the Sale Companies is a party to any collective bargaining agreement with any labor organization or any collective bargaining agreement which has been made mandatorily applicable to any Sale Company in any European jurisdiction nor, to the Seller's knowledge, have any formal written covenants or agreements been made or entered into with any work council of any Sale Company or any labor organization.  As of the date of this Agreement there is not pending, or to the Seller's best knowledge threatened, (i) any labor dispute between any of the Sale Companies and any labor organization, (ii) any strike or work stoppage involving the employees of any of the Sale Companies or (iii) any union organizing, decertification or deauthorization activities at any of the U.S. Sale Companies in each case except as set forth in Schedule 3.1(v).  Any material notice required under law or collective bargaining agreement, domestic or foreign, has been given, and all material bargaining obligations with any employee representative have been satisfied.  Neither the Seller nor any of the Sale Companies has implemented any plant closing or mass layoff of employees of the Sale Companies as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), in any United States jurisdiction where WARN or any similar state or local law or regulation is applicable, and none will be implemented in such jurisdictions before Closing without advance notification to the Purchaser.

                 (w)  Environmental Matters.  Except for matters listed on Schedule 3.1(w) or as would not reasonably be expected to have a material adverse effect on the financial condition, business or operations of (i) the U.S. Sale Companies, taken as a whole (in the case of matters relating to any U.S. Sale Company), or (ii) the European Sale Companies, taken as a whole (in the case of matters relating to any European Sale Company):

                 (i)  Each of the Sale Companies complies and, during the

         period such Sale Company was directly or

                                      -35-

         indirectly owned by the Seller, has complied with all Environmental

         Laws (as defined in Section 4.9).

                 (ii)  Each of the Sale Companies is in compliance and,

         during the period such Sale Company was directly or indirectly owned by the Seller, has complied with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of the business as presently conducted (collectively,

         "Environmental Permits").  A list of all Environmental Permits held by the Sale Companies is set forth on the attached Schedule 3.1(w).

                 (iii) Except with respect to the matters set forth on

         Schedule 7.3, Seller and the Sale Companies have not received any written notification alleging any violation of or liability under any

         Environmental Laws on the part of the Sale Companies (whether accrued,

         absolute, contingent, unliquidated or otherwise), including written notification of any investigatory, remedial or corrective obligations relating to the Sale Companies or their current or former properties arising under any Environmental Laws.

                  (iv) Except as referenced on the attached Schedule 3.1(w),

         none of the following exists at any property of the Sale Companies:

         1) underground storage tanks; 2) friable asbestos-containing material;

         3) electrical equipment containing polychlorinated biphenyls in excess of 50 ppm; or 4) landfills, surface impoundments or waste disposal areas.

                   (v) None of the Sale Companies has, during the period

         such Sale Company was directly or indirectly owned by the Seller,

         treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in violation of applicable Environmental Laws, or owned or operated any property or facility (and no such property is contaminated by any

         Hazardous Substance) in such a manner that has resulted in written claims alleging, or that Seller (Alumax Inc.) has reason to believe will result in, liability for response costs, corrective action costs,

         personal injury, property damage, natural resources damages, attorney fees or any remedial obligations pursuant to the Comprehensive

         Environmental Response, Compensation and Liability Act of 1980, as

         amended ("CERCLA") or the Solid Waste Disposal Act, as amended

         ("SWDA") or any other Environmental Law, in

                                      -36-

         each case except as set forth in Schedule 3.1(w) or Schedule 7.3.

                 For the avoidance of doubt in respect of this Section 3.1(w), the capital expenditures required to comply with Environmental Laws after Closing, unless required to bring a Sale Company into compliance with Environmental Laws as to which compliance by a Sale Company is currently required as of the Closing Date, shall be the sole responsibility of Purchaser and the Sale Companies, and the Seller and its subsidiaries (other than the Sale Companies) shall not be required to indemnify Purchaser or the Sale Companies with respect to any such capital expenditures.

                 (x)  Customers and Suppliers.  Set forth on Schedule 3.1(x) hereto is a list of the fifteen largest customers and ten largest suppliers based on the U.S. dollar value of materials sold or purchased, respectively, of the Sale Companies for the year ended December 31, 1995.

                 (y)  Books and Records.  Except as disclosed in Schedule 3.1(y), all books of account and other Records (as defined in Section 4.5 hereof) of the Seller relating to the Sale Companies delivered or made available to the Purchaser in connection with the transactions contemplated hereby have been accurate and complete in all material respects.  Without limiting the foregoing, the stock ledgers for the Sale Companies made available to Purchaser constitute all of the stock records of the Sale Companies and accurately reflect in all material respects the record ownership of all of the outstanding shares of capital stock of the Sale Companies.

                 3.2  Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Seller as follows:

                 (a)  Organization and Qualification.  Purchaser is, and each Subsidiary Purchaser at Closing and thereafter will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; Purchaser has, and each Subsidiary Purchaser at the Closing Date and thereafter will have, the requisite corporate (and other) power and authority to own its properties and to carry on its business as it is now being conducted; and Purchaser and each Subsidiary Purchaser is or at the Closing Date and thereafter will be, as the case may be, duly qualified to do business and is or at the Closing Date and thereafter will be, as the case may be, in good standing in each jurisdiction, to the extent such concepts

                                      -37-

are recognized in such jurisdictions, where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure which when taken together with all other such failures is not reasonably likely to have a material adverse effect on the financial condition, business or operations of Purchaser and its subsidiaries, taken as a whole.

                 (b)  Authority.  The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Purchaser. Purchaser has the legal capacity and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise carry out its obligations hereunder.  Each Subsidiary Purchaser at the Closing Date will have the legal capacity and authority to consummate the transactions herein contemplated, and Purchaser has, and each Subsidiary Purchaser at the Closing Date will have, the legal capacity and authority to enter into each other agreement or instrument to be executed in connection herewith and to consummate the transactions therein contemplated and otherwise carry out its obligations thereunder.  This Agreement has been, and such other agreements and instruments will be, duly and validly executed by the Purchaser or a Subsidiary Purchaser, as the case may be; and this Agreement constitutes, and each such other agreement and instrument (to the extent intended by the parties to be a binding agreement) will constitute, a valid and binding agreement of Purchaser or a Subsidiary Purchaser, as the case may be, enforceable in accordance with its terms.

                 (c)  Governmental Filings; No Violations.

                 (i)  Except as set forth on Schedule 3.2(c) hereto, to the

         Purchaser's best knowledge, no notices or other filings are required to be made by Purchaser or any Subsidiary Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or any Subsidiary Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement, the execution and delivery by Purchaser or any Subsidiary Purchaser of each other agreement or instrument to be executed in connection herewith, and the consummation by the Purchaser or any Subsidiary Purchaser of the transactions contemplated hereby or thereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

                                      -38-

                 (ii) The execution and delivery of this Agreement by

         Purchaser do not, and the consummation of the transactions contemplated hereby by Purchaser or any Subsidiary Purchaser will not,

         constitute or result in (x) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage or indenture of

         Purchaser or any of its subsidiaries or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental permit or license to which Purchaser or any of its subsidiaries is subject,

         except, in any such case, for such as is not reasonably likely to prevent or materially delay or materially burden the transactions contemplated by this Agreement, or (y) a breach or violation of, or default under, the certificate of incorporation or the by-laws of

         Purchaser or any Subsidiary Purchaser.

                 (d)  Litigation.  There are no lawsuits, proceedings or investigations pending or, to Purchaser's best knowledge, threatened against the Purchaser or any of its subsidiaries or any of their respective properties or assets which challenge the transactions contemplated by this Agreement or which are reasonably likely to adversely affect Purchaser's performance under, or the consummation by Purchaser or any Subsidiary Purchaser of the transactions contemplated by, this Agreement.  None of Purchaser or any of its subsidiaries is a party to or bound by any judgment, decree, injunction or other order materially restricting the acquisition of any property or the conduct of any business.

                 (e)  Securities Act, Etc..  The Shares purchased by Purchaser or a Subsidiary Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not, and will cause the Subsidiary Purchasers not to, offer to sell or otherwise dispose of the Shares so acquired by Purchaser or a Subsidiary Purchaser in violation of any of the registration requirements of the United States Securities Act of 1933, as amended, or any comparable laws of other applicable jurisdictions.

                 (f)  Financing.  Purchaser has heretofore received two letters of commitment with respect to a capital contribution from Citicorp Venture Capital, Ltd. ("CVC") and CVC European Equity Partners, L.P. (collectively, the "Investor Group") in the aggregate amount of U.S.

                                      -39-

$35 million, a letter commitment with respect to a bank loan (the "Bank Loan") in the amount of U.S.$125 million from Banque de Paris et des Pays Bas and a "highly confident" letter from J.P. Morgan Inc. with respect to a financing (the "Mezzanine Financing") through an offering of securities of Purchaser in the amount of U.S. $125 million, and such letters (the "Financing Letters") from the Investor Group and the institutions referred to herein have heretofore been delivered to the Seller.  Assuming the financings contemplated by the Financing Letters are consummated in accordance with the terms thereof, the amounts to be received thereunder by Purchaser will provide Purchaser and the Subsidiary Purchasers with sufficient funds to (i) make the payments required to be made by Purchaser in connection with the transactions under this Agreement, including without limitation the Initial Purchase Price, any adjustment to be made thereto under Section 2.2 hereof and all fees and expenses, including those of counsel and accountants, bank commitment fees and underwriting fees, and (ii) fund necessary working capital requirements of the Sale Companies.  Purchaser is not aware of any facts or circumstances which either (a) contradict or are in conflict with the terms and conditions set forth in the Financing Letters or (b) create a reasonable basis for Purchaser to believe it will not be able to obtain financing in accordance with the terms of the Financing Letters or to consummate the transactions contemplated in this Agreement within 90 days of the date hereof.

                 (g)  Brokers and Finders.  The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                 (h)  Disclosure.  The representations and warranties contained in this Section 3.2 do not, and all information delivered by Purchaser in any schedule or exhibit hereto is complete and does not, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information made or provided in such representations and warranties or in such schedules or exhibits not misleading.

                 (i)  Hart-Scott-Rodino Act.  Purchaser is its own "ultimate parent entity" as such term is defined by the rules promulgated in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Rules").  Purchaser does not have a regularly prepared balance sheet and does not have annual net sales or total

                                      -40-

assets of ten million dollars or more as defined by Section 801.11(e) of the HSR Rules.

                                   ARTICLE IV

                                   COVENANTS

                 4.1  Interim Operation of the Sale Companies.  From the date hereof until the Closing, except as otherwise contemplated or permitted by Articles I, II and VIII and Sections 4.1, 4.12, 4.15, 5.2(k), 5.2(l) and 9.12 of this Agreement, the Seller will cause the Sale Companies to:  (a) preserve their respective business organization substantially intact and use their best efforts to preserve the good will of the suppliers, customers and others having material business relations with any of them; (b) continue the operation of the collective business of the Sale Companies in the ordinary course consistent with past practice, (c) continue in good faith with the planned capital expenditures of the Sale Companies described in Schedule 4.1(c) in the ordinary course of business, consistent with past practice, and (d) maintain their material assets and properties in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear; and the Seller will promptly notify Purchaser of any material developments in connection with any of the foregoing.  Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by Articles I, II and VIII and Sections 4.1, 4.12, 4.15, 5.2(k), 5.2(l) and 9.12 of this Agreement or consented to in writing by Purchaser, which consent shall not be unreasonably withheld, from the date hereof to the Closing the Seller will cause the Sale Companies to refrain from:

                 (i)  amending any Sale Company's certificate of

         incorporation, bylaws or memorandum or articles of association (or other comparable governing instruments), as applicable; provided,

         however, that each of AFP, Alumax Holdings and Alumax Europe may, and may cause their respective Subsidiaries to, amend its and their certificates of incorporation or memoranda or articles of association to effect (A) corporate name changes prior to the Closing Date and (B)

         changes in the fiscal year end to the Closing for tax purposes;

                 (ii) incurring any indebtedness or guarantees of

         indebtedness that is material to the Sale Companies, taken as a whole,

         other than (A) purchase money mortgages granted in the ordinary course of business

                                      -41-

         consistent with past practice, (B) accounts payable arising in the ordinary course of business, consistent with past practice and (C) the assumption by Home Products of obligations and liabilities as contemplated by the Asset Purchase Agreement, and guarantees thereof by

         AFP, to the extent necessary in connection with the securing of consents from third parties or otherwise;

               (iii) except in all cases to the extent required by

         relevant legislation, U.K. Inland Revenue practice in the United

         Kingdom or Europe or applicable collective bargaining or other labor agreements, granting any material increase in compensation payable, or to become payable, to any Transferred Employee, except for scheduled annual increases in accordance with past practice (which shall not exceed, in the aggregate, six percent of the aggregate salaries of all

         Transferred Employees); except under existing employment agreements or severance plans or other existing arrangements, granting any severance or termination pay (other than for accrued vacation pay) to, or entering into any employment or severance agreement with, any

         Transferred Employee; or establishing, adopting, entering into or amending any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation,

         employment, termination, severance or other plan, agreement, trust or fund for the benefit of any Transferred Employee in any way that materially increases the liability of Purchaser or any of the Sale

         Companies thereunder, except as set forth in Schedule 4.1(iii);

               (iv)  issuing, selling or transferring or agreeing to

         issue, sell or transfer, any stock, bond, debenture, option, warrant,

         right or other similar corporate security of any of the Sale

         Companies, except as contemplated by this Agreement;

               (v)   declaring or paying any dividend or other

         distribution, or transferring any assets, to the Seller or any subsidiary of the Seller, except (A) in the ordinary course of business or (B) if Purchaser elects to limit the Estimated Combined

         Working Capital and Final Combined Working Capital pursuant to Section

         2.2(c), as necessary, in the good faith judgment of the Seller, to ensure that the Estimated Combined Working Capital shall not exceed the Initial Combined Working Capital by more than U.S.$2,000,000, it being understood as to this clause (B) that the nature or type of any assets so to be transferred shall be

                                      -42-

         subject to the consent of Purchaser, such consent not to be unreasonably withheld;

                  (vi)  forgiving any material debt of another party due to

         the Sale Companies (other than as contemplated by this Agreement);

                 (vii)  except in the ordinary course of business, consistent with past practice, (A) selling, transferring or otherwise disposing of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of U.S. $250,000, or (B) mortgaging or encumbering any properties or assets, real, personal or mixed, which have an aggregate book value in excess of U.S. $100,000;

                (viii)  except in the ordinary course of business, consistent with past practice, or as necessary to consummate the transactions contemplated hereby, and except as otherwise set forth in Schedule

         3.1(p), entering into or amending any Material Contract;

                  (ix)  except in the ordinary course of business, consistent with past practice, and other than any action or the failure to take any action which the Seller or a Sale Company determines in good faith to be in the best interests of the Sale Companies, taking any action or failing to take any action that has a reasonable likelihood of having a material adverse effect on relationships with the customers and suppliers listed on Schedule 3.1(x) or other customers and suppliers that are material to (x) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Company), or (y)

         the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Company);

                   (x)  making any changes to the cash management practices

         of the Sale Companies, except for the institution of disbursement controls with respect to the Bank Accounts (as defined in Section 4.15 hereof) necessary to ensure that cash management will be conducted by the Sale Companies in the ordinary course of business, consistent with past practice, as required by this Section 4.1; or

                  (xi)  committing to do any of the foregoing.

                  4.2   No Encumbrances.  Except as contemplated or permitted by this Agreement, the Seller shall not, and shall

                                      -43-

cause AAC and Holdings S.A. not to, (a) sell, transfer, pledge, assign or otherwise dispose of or otherwise encumber any of the Shares; (b) enter into any contract, agreement or option for the sale, transfer, pledge, assignment or other disposition or encumbrance of any of the Shares; or (c) grant any proxies with respect to the Shares, deposit any Shares into a voting trust or enter into any voting agreement with respect to any of the Shares.

                 4.3  Filings; Other Action.  Subject to the terms and conditions herein provided, the Seller and Purchaser shall, and shall cause their respective subsidiaries to:  (a) promptly make their respective filings and thereafter make any other required submissions under any applicable laws with respect to the purchase of the Shares by the Purchaser or a Subsidiary Purchaser; (b) use their best efforts to obtain, and cooperate with other parties in obtaining, all authorizations, consents, orders and approvals of governmental entities and third parties necessary for the performance of their obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and take all reasonable actions to avoid the entry of any Order (as defined in Section 5.1(b) hereof); and (c) use their best efforts to take promptly, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation (if required) registration of this Agreement under the UK Restrictive Trade Practices Acts 1976 and 1977.

                 4.4  Access; Confidentiality.  Upon reasonable notice, the Seller shall cause AAC, Holdings S.A. and each of the Sale Companies to afford Purchaser's directors, officers, employees, counsel, accountants and other authorized representatives ("Representatives") and Representatives of banks and other institutions to the extent necessary in connection with the financing of the purchase of the Shares hereunder ("Financing Representatives") reasonable access, upon reasonable notice during normal business hours throughout the period prior to the Closing, to the properties, books, contracts, personnel and records relating to the Sale Companies and, during such period, the Seller shall cause AAC, Holdings S.A. and each of the Sale Companies to furnish promptly to Purchaser all information concerning the business, properties and personnel of the Sale Companies as Purchaser may reasonably request.  Purchaser confirms that all information obtained pursuant to this Section 4.4 is subject to the Confidentiality

                                      -44-

Agreement, dated December 11, 1995 (the "Confidentiality Agreement"), between CVC and the Seller, and agrees and acknowledges that it shall, and shall cause the Subsidiary Purchasers, its and their Representatives and any Financing Representatives to, comply with all provisions of the Confidentiality Agreement by which CVC is bound as though it and they were parties to said Confidentiality Agreement; provided, however, that Purchaser may, with the prior written consent of the Seller as to the information desired to be used by Purchaser (which consent shall not be unreasonably withheld or unduly delayed), use such information obtained pursuant to this Section 4.4 as may be necessary to prepare a registration statement, prospectus, offering circular, offering memorandum or other similar document for purposes of completing the financings described in Section 3.2(f) of this Agreement.

                 4.5  Records.

                 (a)  On the Closing Date the Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records and files (collectively, the "Records") in the possession of the Seller relating to the business and operations of the Sale Companies to the extent not then in the possession of one of the Sale Companies, subject to the following exceptions:

                 (i)  The Seller may retain all Records prepared in

         connection with the sale of the Shares or all or any part of the business of the Sale Companies, including bids received from other parties and analyses relating to the Sale Companies, or any part thereof, provided that the Seller shall use reasonable best efforts to provide that all confidential information received by any other parties bidding for the purchase of the Shares or all or any part of the business of the Sale Companies shall have been returned or destroyed;

                 (ii) The Seller may retain (x) all Records (including Tax

         Returns) relating to U.S. Federal income taxes and to any state or local income taxes with respect to jurisdictions that recognize the

         Section 338(h)(10) election (as defined in Section 8.1 hereof) and (y)

         all Records relating to Taxes which relate solely to any of the

         Retained Subsidiaries.  With respect to all other Records (including

         Tax Returns) relating to Taxes, (x) if such Records relate to both one or more Sale Company and one or more Retained Subsidiary, the Seller shall retain the original and Purchaser shall be provided with copies and (y) if such

                                      -45-

         Records relate solely to the Sale Companies (exclusive of the Retained

         Subsidiaries), the Seller shall retain copies and Purchaser shall be provided with the original; and

                 (iii)    Except as provided in paragraph (ii) above, the

         Seller may retain or cause the Retained Subsidiaries to retain all

         Records relating solely to any of the Retained Subsidiaries and may retain the originals of all Records that relate both to the Sale

         Companies and the Retained Subsidiaries, provided that the Seller shall make copies thereof available to Purchaser to the extent reasonably requested by Purchaser.

                 (b)  Subject to the provisions of Article VIII of this Agreement, after the Closing, upon reasonable written notice, Purchaser and the Seller agree to provide or cause to be provided to each other and their Representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to any of the Sale Companies) and assistance relating to any of the Sale Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any lawsuit, proceeding or tax, environmental or other claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Seller, Purchaser or any of their respective subsidiaries.

                 4.6  Publicity.  The Seller and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall, to the extent reasonably feasible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and all reasonable comments of such other party shall be reflected therein.  Subject to compliance by Purchaser with Section 4.4 of this Agreement, the parties acknowledge that the provisions of this Section 4.6 shall not apply to any registration statement, prospectus, offering circular, offering memorandum or other similar document prepared in connection with the financings contemplated by Section 3.2(f) of this Agreement.  Notwithstanding the foregoing, the Seller and Purchaser agree to issue or cause to be issued a joint press release announcing the execution and

                                      -46-

delivery of this Agreement, in the form set forth on Exhibit G, upon the occurrence of the Board Approval.

                 4.7  Best Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use its best reasonable efforts to cause the Closing to occur at the earliest practicable date.  The Seller will pay reasonable expenses and fees with respect to any third party consents that may be necessary in connection with the consummation of the transactions contemplated by this Agreement.

                 4.8  Other Offers.  From the date hereof until the termination of this Agreement or the Closing Date, whichever first occurs, the Seller will not, and will cause its directors, officers, agents and other Representatives not to, directly or indirectly, take any action to solicit or initiate any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined).  The Seller will not furnish any information relating to, participate in any negotiations or discussions concerning, or enter into any agreement with respect to any Acquisition Proposal or assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek to do, any of the foregoing.  The Seller shall, and shall cause each of its directors, officers, agents and other Representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal other than as contemplated by this Agreement.  The Seller represents that neither it nor any of its directors, officers, agents or other Representatives is a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.  For purposes hereof, "Acquisition Proposal" means any proposal for a merger or other business combination involving any or all of the Sale Companies, Holdings S.A. and/or AAC's Home Products Division or the acquisition of any equity interest in, or a substantial portion of the assets of, any or all of the Sale Companies, Holdings S.A. and/or AAC's Home Products Division, other than the transactions contemplated by this Agreement.

                 4.9  Environmental Matters.

                 (i)  Except as specifically provided in Article VII of

         this Agreement, it is expressly agreed that effective as of the

         Closing, Purchaser assumes all responsibility for compliance with

         Environmental Laws

                                      -47-

         and for environmental liabilities resulting from or associated with the operations of the Sale Companies or from the use or ownership of any property by the Sale Companies on or after the Closing, and

         Purchaser's sole and exclusive remedy as against the Seller or its subsidiaries relating to any environmental matters shall be limited to

         Article VII of this Agreement.  Any liability relating to an

         Environmental Claim that the Seller may incur pursuant to Article VII,

         other than liability pursuant to Section 7.3(a) and (d), shall be subject to Purchaser producing evidence and documents describing in reasonable detail any injury, damage or other Environmental Claim alleged to have been caused by a Sale Company while the Sale Companies were directly or indirectly owned by the Seller.

             (ii)  Purchaser shall maintain and safeguard, in accordance with the prior practice of the Sale Companies and the Seller with respect to the Sale Companies and in accordance with all applicable laws and regulations, relevant material information and records regarding premises utilized by the Sale Companies, uses of such premises made by the Sale Companies, waste disposal practices, procedures and services utilized by the Sale Companies, compliance and noncompliance of the

         Sale Companies with Environmental Laws, and other material information and documents relevant to the matters described in Section 3.1(w) of this Agreement.  Purchaser shall not knowingly destroy or dispose of any such information or records without notifying the Seller of its intent to destroy or dispose of such records, affording the Seller the right to inspect and review such information and records, and if the

         Seller requests, delivering such information and records to the

         Seller.  Purchaser shall also make any such information and records available for review and/or copying by the Seller promptly upon the

         Seller's reasonable request.  Purchaser's agreement to this Section

         4.9 shall not be construed as a waiver of any applicable privilege,

         except between the parties hereto.

            (iii)  The Seller shall not be required to indemnify Purchaser or its Indemnified Persons (as defined in Section 7.1 of this Agreement)

         pursuant to Sections 3.1(w), 7.1 or 7.3, to the extent Purchaser's or the Sale Companies' failure to maintain records following the Closing as required by 4.9(ii) materially prejudices the Seller's defense of such claim for indemnity.

                                      -48-

                  (iv)  The parties acknowledge that nothing set forth in this

         Section 4.9 shall be construed to alter or modify the application of the survival provisions of Section 7.2(c) or Section 9.3 of this

         Agreement as they relate to environmental matters and that the Seller makes no representation or warranty as to, and assumes no

         responsibility for, any environmental matter other than as set forth in Section 3.1(w) and Article VII of this Agreement and this Section

         4.9.

                  (iv)  "Environmental Claim," as used in this Agreement,

         shall mean any claim, action, cause of action or notice (written or oral) by any person or entity alleging potential liability (including,

         without limitation, potential liability for cleanup costs, corrective action, governmental response costs, natural resources damages or penalties) resulting from (A) the presence, or release into the environment, of any Hazardous Substance at any location, or (B) the violation, or alleged violation, of any Environmental Law.

                   (v)  "Environmental Laws" means all laws, regulations,

         ordinances, judicial and administrative orders and determinations and all common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) in effect in applicable jurisdictions as of the date of this Agreement, including,

         without limitation, Part IIA of the U.K. Environmental Protection Act

         of 1990 (to the extent the Secretary of State has exercised powers conferred on him to bring into force prior to the date of this

         Agreement regulations, orders or directives that are currently in effect and as to which compliance by a Sale Company is currently required) and all those relating to emissions, discharges, releases or threatened releases, control or clean-up of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use,

         treatment, storage, disposal, transport and handling of Hazardous

         Substances.

                  (vi)  "Hazardous Substance" means any substance defined,

         designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any law, ordinance, regulation, judicial or administrative order or determination or common law relating to pollution or protection of the environment

                                      -49-

         (including without limitation CERCLA or SDWA).  Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant,

         hazardous substance, toxic substance, hazardous waste or petroleum or any derivative or by-product thereof, radioactive material, friable asbestos-containing material and polychlorinated biphenyl.

                 4.10  Notification of Certain Matters.  The Seller shall give prompt notice to Purchaser of:  (a) any notice by a third party of a material default or event that, with notice or lapse of time or both, would become a material default, received by the Seller, AAC or any of the Sale Companies subsequent to the date of this Agreement and prior to the Closing Date, under any Material Contract; and (b) any material adverse change in the financial condition, business or operations of (i) the U.S. Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies), or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies), or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change.  Each of the Seller and Purchaser shall give prompt notice to the other party of any notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  The Seller shall give prompt notice to Purchaser upon obtaining knowledge that any of its representations and warranties under Section 3.1 were not correct when made, and Purchaser shall give prompt notice to the Seller upon obtaining knowledge that any of its representations and warranties under Section 3.2 were not correct when made.

                 4.11  Employment Matters.

                 (a) Following the Closing Date, notwithstanding any other provision to the contrary herein, Purchaser shall, and shall cause the applicable Sale Company to, honor the terms and provisions of all employment agreements and arrangements in effect with the Sale Companies as listed in Schedule 4.11(a).

                 (b) Except as specifically provided in this Section 4.11(b) or Section 4.11(c) or in any applicable collective bargaining agreement, persons who are employed by any of the U.S. Sale Companies (including those employees of AAC who become employees of Home Products pursuant to the Asset Purchase Agreement) shall continue in the employ of Purchaser or one of the U.S. Sale Companies on terms and

                                      -50-

conditions substantially comparable to those applicable to such employees immediately prior to the Closing Date.  All such employees (including employees on leave of absence, whether medical, disability, maternity or paternity, military or otherwise) who are or become employees, directly or indirectly, of Purchaser or one of the U.S. Sale Companies immediately after the Closing Date are referred to herein as "United States Transferred Employees."  Except as otherwise provided for in any applicable collective bargaining agreements, Purchaser shall cause such United States Transferred Employees to be reviewed for performance and salary increases on a basis recognizing their prior service with the Seller or any of its subsidiaries, including the U.S. Sale Companies, and shall, for one year following the Closing Date, provide reviews and salary increases consistent with the policies applicable to such United States Transferred Employees as of the Closing Date and in compliance with any applicable collective bargaining agreement.  Notwithstanding the foregoing, the first review applicable to such United States Transferred Employees during the one year period following the Closing Date shall occur no later than the review date established under policies of the Seller or the applicable subsidiary of the Seller in effect prior to the Closing Date.  Nothing in this Agreement shall limit the Purchaser's ability to terminate the employment of any United States Transferred Employee at any time following the Closing Date for any reason, including without cause.

        (c)  Except as specifically set forth herein, for a period of at least one year following the Closing Date Purchaser shall provide, or cause to be provided, employee benefits to the United States Transferred Employees that are substantially similar in the aggregate to the existing benefits available to the United States Transferred Employees immediately prior to the Closing Date (as such existing benefits are listed in Schedule 4.11(c) hereto) and shall take into account all service with the Seller or any of its subsidiaries, including the U.S. Sale Companies, prior to the Closing Date for purposes of making any determinations with respect to such benefits, other than for purposes of benefit accrual under a "defined benefit plan" within the meaning of Section 3(36) of ERISA, to the same extent as such service was taken into account by the Seller or the applicable subsidiary of the Seller for similar purposes or under a similar plan immediately prior to the Closing Date. Notwithstanding the foregoing, for a period of at least one year following the Closing Date, Purchaser shall provide, or cause to be provided, to the United States Transferred Employees severance pay and benefits that are no

                                      -51-

less favorable than what each United States Transferred Employee would have received under the applicable severance plans, programs and policies of Seller and the U.S. Sale Companies as in effect on the date of this Agreement.

                 (d)  Except as specifically provided in Section 4.11(d), (e) or (f) or in any applicable collective bargaining agreement or by law, persons who are employed by any of the European Sale Companies shall continue in the employ of Purchaser or one of the European Sale Companies on terms and conditions substantially comparable to or, to the extent required by applicable law, the same as those applicable to such employees immediately prior to the Closing Date, and their prior service with the Seller or the European Sale Companies shall be recognized by the Purchaser.  All such employees (including employees on leave of absence, whether medical, disability, maternity or paternity, military or otherwise) who are or become employees, directly or indirectly, of Purchaser or one of the European Sale Companies immediately after the Closing are referred to herein as "European Transferred Employees". The Purchaser shall cause such European Transferred Employees to be reviewed for performance and salary increases on a basis recognizing their prior service with the Seller or any of its subsidiaries, including the European Sale Companies, and shall, for one year following the Closing Date, provide reviews and salary increases consistent with the policies applicable to such European Transferred Employees as of the Closing Date and in compliance with any applicable collective bargaining agreement.  Notwithstanding the foregoing, the first review applicable to such European Transferred Employees during the one year period following the Closing Date shall occur no later than the review date established under policies of the Seller or the applicable subsidiary of the Seller in effect prior to the Closing Date.  Nothing in this Agreement shall limit the Purchaser's ability to terminate the employment of any European Transferred Employee at any time following the Closing Date for any reason, including without cause.

                 (e)  Except as specifically set forth herein, for a period of at least one year following the Closing Date, Purchaser shall provide or cause to be provided pension and employee benefits to the European Transferred Employees that are substantially comparable to or, to the extent required by applicable law, the same as the existing benefits available to the European Transferred Employees immediately prior to the Closing Date (as such benefits are listed in Schedule 4.11(e) hereto) and shall take into account for the purposes of such existing benefits and any calculation

                                      -52-

thereunder all service with the Seller or any of its subsidiaries prior to the Closing Date for the purposes of making any determinations with respect to such benefits (accrual or otherwise) to the same extent as such service was taken into account by the Seller or the applicable subsidiary of the Seller immediately prior to the Closing Date.  Purchaser recognizes that as a matter of law the employment conditions, as far as the European Sale Companies are concerned, are not to be changed by the sale of the Shares.

                 (f)   Notwithstanding any other provision of this Agreement, nothing in this Agreement shall limit the Purchaser's ability to amend such terms and conditions of the Transferred Employees who are employed immediately prior to Closing by Alumax Holdings Limited or Alumax Holdings Subsidiaries ("the UK Transferred Employees") by consent, or for some other substantial reason pursuant to Section 57(2) of the Employment Protection (Consolidation) Act 1978, or the Purchaser's ability to dismiss any such UK Transferred Employee with or without notice or by way of summary dismissal with cause.

                 (g)   Following the Closing Date, notwithstanding any other provision to the contrary herein, Purchaser shall, and shall cause the applicable employer of the UK Transferred Employees to, honor the terms and provisions of all written employment agreements and written arrangements, including pension and death and service benefits in effect on the date hereof with respect to the employees of the UK Sale Companies, copies of which have been provided to Purchaser.

                 4.12  Employees.  (a)  Purchaser shall not assume any liability under any AFP Benefit Plan, including, without limitation, administrative obligations under Section 4980B of the Code, and the Seller shall indemnify and hold harmless, in accordance with Article VII, Purchaser and its affiliates from and against (i) all liabilities under any AFP Benefit Plan, (ii) all liabilities relating to, and claims made by, Transferred Employees with respect to periods prior to the Closing Date, other than any such liability arising as a result of the failure by Purchaser to comply with its covenants under Section 4.11 hereof or this Section 4.12, (iii) all liabilities relating to, and claims made by, employees of the Seller or any of its subsidiaries who are not Transferred Employees with respect to all periods, and (iv) any liability or obligation arising with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) at any time maintained or

                                      -53-

contributed to by (or required to be maintained or contributed to by) any ERISA Affiliate.  Except as provided in the preceding sentence, Purchaser shall indemnify and hold harmless, in accordance with Article VII, the Seller and its affiliates from and against liabilities to the Transferred Employees arising as a result of the failure by Purchaser to comply with its covenants under Section 4.11 hereof or this Section 4.12 or related to the employment of the Transferred Employees by Purchaser with respect to periods from and after the Closing Date, including any severance or other payments which may become due and payable to any Transferred Employee by reason of Purchaser terminating such employees (but not including any severance or other payments which may become due and payable under existing agreements, arrangements or policies by the Seller to any of its employees in connection with the transactions contemplated by this Agreement).

                 (b)  Salaried Defined Benefit Plan.  The Seller shall retain all obligations under the "Retirement Plan for Salaried Employees of Alumax Inc. and its Subsidiaries" (the "Seller's Salaried Retirement Plan"), which is an AFP Benefit Plan, for benefits accrued thereunder as of the Closing Date by the United States Transferred Employees.  Each United States Transferred Employee shall be fully vested in his accrued benefit under the Seller's Salaried Retirement Plan as of the Closing Date.  The amount of any pension payable under the Seller's Salaried Retirement Plan shall be determined for the United States Transferred Employees based on the length of continuous service and earnings of such United States Transferred Employees as defined under the Seller's Salaried Retirement Plan determined as of the Closing Date.

                 (c)  Hourly Defined Benefit Plans.  The Seller shall retain all obligations under the "Alumax Fabricated Products, Inc. Retirement Income Plan" (the "Fabricated Retirement Plan"), "Alumax Aluminum Corporation Combined Pension Plan" and "Kawneer Company, Inc. Retirement Plan for Hourly Employees" (the "Seller's Hourly Retirement Plans"), each of which is an AFP Benefit Plan for benefits accrued thereunder as of the Closing Date by the United States Transferred Employees.  No later than the Closing Date, the Seller shall cause the Fabricated Retirement Plan to be amended, effective as of the Closing Date, to make Seller or one of its ERISA Affiliates other than one of the Sale Companies the "plan sponsor" under the meaning of Section 3(16)(B) of ERISA of the Fabricated Retirement Plan.  Each United States Transferred Employee shall be fully vested in his accrued benefit under the Seller's Hourly Retirement

                                      -54-

Plan as of the Closing Date.  The amount of any pension payable under the Seller's Hourly Retirement Plan shall be determined for the United States Transferred Employees based on the length of continuous service and earnings of such United States Transferred Employees as defined under the Seller's Hourly Retirement Plan determined as of the Closing Date.

                 (d)  Medical, Dental, Life, Accidental Death and Dismemberment, and Disability Insurance (Active Employees).  Effective as of the Closing Date, the United States Transferred Employees shall cease being covered under each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained by the Seller that provides medical, dental, life, accidental death and dismemberment, or disability insurance benefits.  On and after the Closing Date, the Seller shall retain and have sole responsibility for the payment of any and all medical, dental, life, accidental death and dismemberment, and disability insurance benefits to all employees and former employees of the Seller, AFP and the AFP Subsidiaries (and the eligible dependents of such employees and former employees) attributable to expenses incurred on or prior to the Closing Date by such employees and former employees of the Seller, AFP and the AFP Subsidiaries (and the eligible dependents of such employees and former employees).  For such purpose, an expense is deemed incurred when the services that are the subject of the claim are performed, when the death occurs (in the case of life insurance), when the disability occurs (in the case of disability insurance), and based on the dates services are provided in the case of a hospital stay.

                 (e)  Medical and Life Insurance (Retired Employees).  On and after the Closing Date, the Seller shall retain and have sole responsibility for all liabilities, obligations and commitments of the Seller, AFP or the AFP Subsidiaries to provide retiree medical and life insurance benefits to any employee of the Seller, AFP, or the AFP Subsidiaries who is:  (i) receiving such benefits as of the Closing Date; or (ii) eligible or entitled to receive such benefits as of the Closing Date, regardless of whether such individual has in fact elected to receive retirement benefits as of the Closing Date. Notwithstanding any other provision of this Agreement, the Purchaser shall have no obligation to establish a retiree medical or life insurance plan for the benefit of, or provide retiree medical or life insurance benefits to, any retired or former employee of the Seller, AFP or the AFP Subsidiaries or their dependents (including spouses) who are receiving retiree medical or

                                      -55-

life insurance coverage, or are eligible to receive retiree medical or life insurance coverage, as of the Closing Date; nor shall the Purchaser have any obligation to establish a retiree medical or life insurance plan for the benefit of, or provide retiree medical or life insurance benefit to, any United States Transferred Employee or any dependent thereof.

                 (f)  COBRA.  The Seller shall be responsible for satisfying the continuation coverage requirements for group health plans under Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA") for all employees or former employees of the Seller, AFP or the AFP Subsidiaries (and any dependents of such employees and former employees) who are receiving COBRA continuation coverage as of the Closing Date or who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date.  The Purchaser shall have no obligation or liability with respect to any person who is receiving or entitled to elect to receive COBRA continuation coverage as of the Closing date.

                 (g)  Long-Term Disability and Unemployment Compensation Insurance.  On and after the Closing Date, the Seller shall retain and have sole responsibility for all liabilities, obligations and commitments of the Seller, AFP and the AFP Subsidiaries arising in connection with any long-term disability and unemployment compensation insurance claims which relate to or arise from incidents occurring on or prior to the Closing Date. Notwithstanding any other provision of this Agreement, the Seller shall be solely responsible for providing any and all long-term disability benefits (and all other pension and/or welfare benefits to which any such person is entitled on account of disability after becoming eligible for such long-term disability benefits) which become payable on or after the Closing Date to any employee or former employee (or any dependent thereof) of the Seller, AFP or any of the AFP Subsidiaries who was disabled or was in a disability waiting period as of the Closing Date.

                 (h)  Executive and Deferred Compensation Arrangements.  The Seller shall be solely responsible for the payment of any and all amounts due under the "Alumax Inc. Deferred Compensation Plan," the "Alumax Inc. Excess Benefit Plan," the "Alumax Inc. 1993 Annual Incentive Plan," the "Alumax Inc. 1993 Long-Term Incentive Plan," and any other deferred compensation arrangements or stock option plans maintained by the Seller with respect to any Transferred Employee.

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                 4.13  Competition.  The Seller covenants and agrees that it and its subsidiaries shall not: (a) at any time within the five-year period immediately following the Closing acquire a stand-alone business or start a new business which engages in the sale of products currently manufactured and sold by any of the Sale Companies, in any geographic areas where such Sale Company currently operates or sells such products, so long as Purchaser or its assigns remains engaged in such business; (b) at any time within the three-year period immediately following the Closing acquire any business (an "Acquired Business"), a significant portion (a portion being determined to be significant if it represents both $10 million or more in sales and twenty percent (20%) or more of the acquired business' revenue during the last fiscal year preceding such acquisition) of which derives its revenues from the sale of products currently manufactured and sold by any of the Sale Companies in any geographic areas where such Sale Company currently operates or sells such products, so long as such Sale Company or its assigns remains engaged in such business in such areas, unless the Seller or its subsidiary which consummates any such acquisition promptly thereafter (x) makes an Offer (as defined below) to sell to Purchaser, at a price and on other material terms determined by the Seller, the business or businesses or portions thereof (the "Competing Portion") engaged in the sale of products currently manufactured and sold by any of the Sale Companies in any geographic areas where such Sale Company currently operates or sells such products and (y) if Purchaser declines such Offer, undertakes good faith efforts to divest the Competing Portion (provided that if the Seller determines to make such divestiture at a price lower than or on terms more favorable than originally offered to Purchaser, the Seller shall make an Offer to sell the Competing Portion to Purchaser at such lower price and/or other terms first), provided that the Seller shall not be obligated to make any such divestiture at a loss (a loss being determined to be the result if the highest price offered by any prospective purchaser of the Competing Portion is less than an amount equal to that portion of the purchase price paid by Seller to purchase the Acquired Business allocable to the Competing Portion, determined by reference to a third party appraisal of the Competing Portion or, if no such appraisal is available, determined in proportion to the proportion of net income of the Acquired Business contributed by the Competing Portion as compared to the remainder for the fiscal year ended immediately prior to the date of acquisition of the Acquired Business); and (c) at any time within the five-year period immediately following the Closing disclose confidential information

                                      -57-

regarding the Sale Companies to any third parties (not including the Seller and its subsidiaries), except as required by law, regulation, a court order, in the defense of litigation for which the Seller or any of its subsidiaries may be liable, or in any actions relating to this Agreement, including the schedules and exhibits hereto, and shall not solicit directly or indirectly management personnel currently employed by the Sale Companies for employment with the Seller and its subsidiaries; provided, that with respect to any of the matters covered in this Section 4.13 (i) to the extent that any restriction set forth in this Section 4.13 is adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision to the extent necessary to render such provision enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, (ii) the Seller may continue to own and operate all of its existing subsidiaries and businesses (other than the Sale Companies), market products that it or its subsidiaries (other than the Sale Companies) currently market (which may include products also manufactured or sold by any of the Sale Companies) and may make product line extensions of existing product lines and make product improvements and enhancements of existing products, in each case of all such businesses and subsidiaries in the geographic areas and markets where the Seller or any of its subsidiaries (other than the Sale Companies) currently operates or sells its products, (iii) MIC-6 toolplate and other products currently manufactured or sold by the Seller and its existing subsidiaries and businesses (other than the Sale Companies) shall not be treated as products currently manufactured or sold by the Sale Companies under the provisions of Section 4.13, (iv) the provisions of this Section 4.13 shall not be binding upon a third party purchaser of the Seller or any of its subsidiaries or businesses other than the Seller or any subsidiary of the Seller at the time of acquisition, and (v) the Seller and its subsidiaries shall not be prevented from offering employment to management employees of the Sale Companies who seek employment with the Seller or its subsidiaries on their own initiative or through recruiters or employment agencies, except for certain key management employees of the Sale Companies identified on Schedule 4.13 of this Agreement.  An "Offer" as used in this Section 4.13 shall be an offer which includes the purchase price and all material terms reasonably necessary for Purchaser to evaluate and make a determination with respect thereto and

                                      -58-

provides Purchaser a period of at least 30 days (in the case of the initial offer made with respect to any Competing Portion of an Acquired Business) or 15 days (in the case of subsequent offers) to accept or decline such offer and an opportunity during such period, subject to the execution and delivery of a mutually agreeable confidentiality agreement, to obtain reasonable access to the Records and other reasonably necessary information relating to the Competing Portion being offered.

                 4.14  Use of Certain Names.  Purchaser acknowledges that the Seller will cause AFP, Alumax Holdings and Alumax Europe to effect changes to their and their Subsidiaries' names prior to the Closing Date to remove therefrom the name "Alumax".  Upon the Closing Date, Purchaser shall not, and shall procure that none of its subsidiaries from time to time shall, use either such name or the name "Kawneer" or any substantially similar name, or any trademark, logo or other symbol that includes or is otherwise associated with such name, for any purpose, including without limitation in connection with the marketing of any products produced by any of the Sale Companies.  Insofar as changes to such names have not been effected at or prior to the Closing Date, Purchaser shall procure that all necessary steps are taken to complete such changes of names within 14 days from the Closing Date.  Notwithstanding the foregoing, Purchaser may, for a period not exceeding 180 days immediately following the Closing Date, use materials, including items of inventory, office supplies, packaging materials and equipment, that have affixed thereto either such name or any such trademark, logo or symbol to the extent such materials cannot be replaced and such name, trademark, logo or symbol cannot be erased, covered or otherwise removed without undue expense to the Purchaser.  Purchaser shall indemnify and hold harmless, in accordance with the provisions of Article VII hereof, the Seller and its subsidiaries from and against any loss, liability, damage or claim that the Seller or its subsidiaries may suffer as a result of the use by Purchaser of such names, trademarks, logos or symbols or as a result of the use by Purchaser of the name "Euramax."

                 4.15  Certain Bank Accounts.  (a)  The parties agree that the bank accounts (the "Bank Accounts") of the Sale Companies identified on Schedule 4.15(a) will be retained by the Sale Companies after the Closing and, accordingly, the Seller and Purchaser shall each cooperate with the other and take or cause to be taken, whether before, at or after the Closing, such actions as may be necessary to cause Purchaser or its designee(s) to assume

                                      -59-

control over such Bank Accounts, including without limitation the power to write checks thereon, to withdraw funds therefrom and to deposit funds therein, by not later than 30 days after the Closing Date; provided, however, that during such period after the Closing, the Seller shall not, and shall direct its officers, employees and Representatives not to, write checks on the Bank Accounts, withdraw any funds therefrom or otherwise exercise any control over the Bank Accounts unless requested by Purchaser or a Subsidiary Purchaser.  The Seller shall agree to maintain sufficient funds in the Bank Accounts prior to Closing such that all checks issued in the ordinary course prior to Closing by any of the Sale Companies will be duly paid upon presentment.

                 (b)  The parties agree that the Bank Accounts shall have aggregate balances, on a regional basis, as of the close of business on the day immediately preceding the Closing Date as set forth on a schedule to be agreed upon ten business days prior to Closing by the Seller and Purchaser (such schedule being referred to as "Schedule 4.15(b)").  Upon the confirmation of the actual closing bank ledger balances as of such date with respect to each Bank Account on the business day immediately following the Closing Date, the Seller and Purchaser shall agree upon a schedule of such actual closing bank ledger balances (the "Final Account Balances").  If the aggregate of the Final Account Balances exceeds the aggregate of the balances shown on Schedule 4.15(b), Purchaser shall pay the amount of such excess to the Seller, and if the aggregate of the balances shown on Schedule 4.15(b) exceeds the aggregate of the Final Account Balances, the Seller shall pay the amount of such excess to Purchaser, in either case within ten days of the Closing Date in immediately available funds.  Further procedures necessary to effect the intent of this Section 4.15 shall be mutually agreed to between the Seller and Purchaser by not later than the date Schedule 4.15(b) is required to be agreed upon pursuant to this Section 4.15(b).

                 4.16  Workers' Compensation Claims.  From and after the Closing Date, Purchaser and the U.S. Sale Companies shall assume responsibility for administration, management and payment of all sums due or which may become due in connection with workers' compensation claims made by employees of the U.S. Sales Companies ("Fabricated Products Claims") wherever and whenever arising, provided the Seller shall make available and promptly pay to Purchaser any sums received by the Seller in connection with any applicable insurance coverage maintained by the Seller in respect of Fabricated Products Claims made or arising from events occurring prior to the Closing Date.  The Seller shall

                                      -60-

assist Purchaser and the U.S. Sale Companies in administering, managing and processing payments which are due or which may become due for workers' compensation claims for a period of up to thirty days after the Closing Date. Purchaser and the U.S. Sale Companies shall hold harmless, in accordance with the provisions of Article VII hereof, and promptly reimburse the Seller for all reasonable and necessary payments made to third parties (other than payments made to insurance carriers as premiums for prospective coverage) in connection with the administration and management of the Fabricated Products Claims and shall hold harmless and promptly reimburse the Seller for all payments which the Seller may be required to make on behalf of Purchaser or the U.S. Sale Companies in connection with the Fabricated Products Claims after the Closing Date.

                 4.17  Financing.  Purchaser shall use its reasonable best efforts to consummate the financings described in the Financing Letters, including, without limitation, the acceptance of any reasonable modifications or changes to the terms of such financings requested by the other parties thereto.  Purchaser shall notify the Seller promptly of the termination of any of the Financing Letters, any material changes or modifications to the terms and conditions set forth therein or the discovery or development of any facts or circumstances which would render the statements in Section 3.2(f) hereof false or misleading in any respect or otherwise would either (a) contradict or conflict with the terms and conditions set forth in the Financing Letters or (b) create a reasonable basis for Purchaser to believe it will not be able to obtain financing in accordance with the Financing Letters or to consummate the transactions contemplated in this Agreement within 90 days of the date hereof. At the Seller's reasonable request, Purchaser shall provide the Seller with additional or updated information with respect to such financings, including, without limitation, copies of draft definitive agreements relating thereto.  In the event of termination of any of the Financing Letters, Purchaser shall use its reasonable best efforts to arrange for satisfactory substitute financing, having terms which would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.  The parties acknowledge that, as used in this Section 4.17, Purchaser's agreement to use its "reasonable best efforts" shall not require Purchaser to agree to economic terms in respect of any financing that are materially more burdensome than those set forth in the Financing Letter relating to the Bank Loan and those set forth in Schedule 4.17 with respect to the Mezzanine Financing.

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                 4.18  Financial Statements.  The Seller shall make available to Purchaser and the Purchaser Auditors such Records and all other reasonably necessary information as they may reasonably request for the purpose of preparing Purchaser's registration statement, prospectus, offering circular or offering memorandum for the Mezzanine Financing and the pro forma financial statements to be included therein which give effect to the consummation of the transactions contemplated by this Agreement, and the Seller shall otherwise provide such assistance as may reasonably be requested by Purchaser in its preparation of such registration statement, prospectus, offering circular or offering memorandum and pro forma financial statements.  The Seller and Purchaser shall cooperate fully in the preparation of such pro forma financial statements and Purchaser shall use its reasonable best efforts to complete such pro forma financial statements for inclusion in the offering materials for the financings contemplated by the Financing Letter for the Mezzanine Financing (or other similar financing) by not later than 45 days after the date hereof; provided Purchaser or Purchaser Auditors were provided full access to information required by it for this purpose within 15 days of the date hereof. Purchaser shall indemnify and hold harmless, in accordance with the provisions of Article VII hereof, the Seller and its officers, directors, employees and affiliates from and against any loss, liability, damage or claim that any of them may suffer as a result of the Seller's providing assistance to Purchaser in the preparation of such pro forma financial statements or the registration statement in accordance with this Section 4.18 or as a result of the use by Purchaser of information contained in or derived from such Records (other than any information furnished in writing by the Seller to Purchaser and expressly authorized by the Seller to be included in such registration statement), including without limitation with respect to any such loss, liability, damage or claim arising under the United States Securities Act of 1933, as amended.

                 4.19  Capital Expenditures.  Except in the ordinary course of business, consistent with past practice, the Seller will not, and will cause its subsidiaries not to, issue any oral or written directive to any of the Sale Companies relating to capital expenditures in accordance with the ordinary course of business, consistent with past practice, and the Sale Companies shall be permitted to continue to make capital expenditures as set forth in Schedule 4.1(c) in the ordinary course of business, consistent with past practice.

                                      -62-

                                   ARTICLE V

                                   CONDITIONS

                 5.1  Conditions to Obligations of the Seller.  The obligations of the Seller as contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller to the extent permitted by applicable law:

                 (a)  Governmental and Regulatory Consents.  Prior to the Closing Date, all governmental or regulatory notices or filings, consents, registrations, approvals, permits or authorizations set forth on Schedules 3.1(d)(i) and (ii) and 3.2(c) shall have been obtained or made to the extent required by law;

                 (b)  Litigation. As of the Closing Date, no action, suit or proceeding shall be pending before any court or governmental or regulatory authority of competent jurisdiction whereby an unfavorable statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) would prohibit the consummation of the transactions contemplated by this Agreement or impose material restrictions on the Purchaser or the Seller or any of their respective subsidiaries in connection with the consummation of the purchase and sale of Shares hereunder or with respect to their business operations (collectively, an "Order") and no such Order shall be in effect;

                 (c)  Compliance.  The representations and warranties contained in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date and Purchaser shall have performed in all material respects its covenants set forth in Article IV; and the Seller shall have received on the Closing Date a certificate to the foregoing effect executed by an officer of Purchaser;

                 (d)  Opinion of Counsel.  The Seller shall have received on the Closing Date an opinion, dated the Closing Date, of Kirkland & Ellis, counsel for Purchaser, with respect to matters of New York law and the Delaware General Corporation Law relating to Purchaser in the form set forth in Exhibit B hereto;

                 (e)  Certification.  The Seller shall have received on the Closing Date certificates from the Secretary

                                      -63-

(or other appropriate officer) of the Purchaser with respect to (A) its certificate of incorporation, (B) its memorandum and articles of association, (C) resolutions of its Board of Directors and, if necessary, its stockholders with respect to the authorization of this Agreement and the transactions contemplated hereby and (D) the incumbency of executing officers; and the Seller shall have received a certificate from the Secretary (or other appropriate officer) of the Purchaser, in form reasonably satisfactory to the Seller, acknowledging its consent to the releases (in form theretofore agreed upon between Purchaser and the Seller) delivered by the Sale Companies to the resigning directors and officers referred to in Section 5.2(f) releasing such officers and directors from any and all claims, damages or liabilities arising from such service as an officer or director with any of the Sale Companies;

                 (f)  Consultation.  Prior to the Closing Date, Alumax Europe, the Alumax Europe Subsidiary, Alumax France and the Alumax France Subsidiary shall have complied to the reasonable satisfaction of the Seller and Purchaser with any or all obligations to consult with employees and, if applicable, the Works Councils of Alumax Europe, the Alumax Europe Subsidiary, Alumax France and the Alumax France Subsidiary or, if applicable, the Retained Subsidiaries (or their representatives), and shall have obtained the positive advice, if required, of such Works Councils in connection with the sale of the Shares contemplated by this Agreement and the transfers contemplated by Section 1.4(b) of this Agreement; and

                 (g)  MIC-6 Tool Plate.  On the Closing Date, a subsidiary of Seller shall have entered into a distribution agreement, in the form of Exhibit E hereto, with one or more of the Sale Companies providing for the sale and distribution of the "MIC-6 Tool Plate" in England or France.

                 5.2  Conditions to Obligations of Purchaser.  The obligations of Purchaser as contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser to the extent permitted by applicable law:

                 (a)  Governmental and Regulatory Consents.  Prior to the Closing Date, all governmental or regulatory notices or filings, consents, registrations, approvals, permits or authorizations set forth on Schedules 3.1(d)(i) and (ii) and 3.2(c) shall have been obtained or made to the extent required by law;

                                      -64-

                 (b)  Litigation.  As of the Closing Date, there shall be no action, suit or proceeding pending before any court or governmental or regulatory authority of competent jurisdiction that could result in an Order, and there shall be in effect no Order;

                 (c)  Compliance.  The representations and warranties contained in Section 3.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, the Seller shall have performed in all material respects its covenants set forth in Article IV and all transactions contemplated by Section 1.4 shall have been consummated; and Purchaser shall have received on the Closing Date a certificate to the foregoing effect executed on behalf of the Seller;

                 (d)  Consents.  Prior to the Closing Date, Seller shall have obtained the consents of third parties listed on Schedule 5.2(d);

                 (e)  Opinion of Counsel.  Purchaser shall have received on the Closing Date opinions, each dated the Closing Date, (i) of Sullivan & Cromwell, counsel for the Seller, with respect to matters of New York law and the Delaware General Corporation Law relating to Seller in the form set forth in Exhibit C hereto and (ii) of Baker & McKenzie, special European Counsel for the Seller, with respect to certain matters relating to the laws of the United Kingdom, France and the Netherlands, in the form set forth in Exhibit D hereto;

                 (f)  Resignations, etc..  Purchaser shall have received on the Closing Date the resignations, effective as of the Closing Date, of each director and officer (other than any Transferred Employee) of each of the Sale Companies, as specified by Purchaser prior to the Closing Date, and, with respect to Alumax Holdings, Alumax Europe and Alumax France (and their respective Subsidiaries), evidence of such corporate or other action as are specified in Schedule 5.2(f); and each such resigning officer or director shall have delivered on the Closing Date a release reasonably acceptable to Purchaser releasing Purchaser and the Sale Companies from any and all claims, damages or liabilities arising from such service as an officer or director with any of the Sale Companies.

                 (g)  Minute Books and Seals.  On the Closing Date, the Seller shall have delivered, or shall have caused to be delivered, all minute books, share registers and corporate

                                      -65-

or common seals (or other similar or equivalent documents or instruments) of each of the Sale Companies;

                 (h)  Certifications.  Purchaser shall have received on the Closing Date (i) good standing certificates with respect to each of the U.S. Sale Companies, together with certified charter documents, from the secretary of state (or other appropriate official) of their respective states of incorporation (to the extent such concepts of good standing status are recognized in such states), and (ii) certificates from the Secretary (or other appropriate officer) of the Seller, AAC and each of the Sale Companies with respect to (A) its certificate of incorporation or memorandum of association, (B) its by-laws or articles of association, and (C) with respect to the Seller, the continued effectiveness of the resolutions of its Board of Directors referred to in Section 3.1(b) of this Agreement with respect to the authorization of this Agreement and the transactions contemplated hereby and the incumbency of executing officers;

                 (i)  Bank Accounts.  Purchaser shall have received on the Closing Date a schedule, certified as true and correct by an officer of the Seller, listing the name of each bank with which the Sale Companies have an account or safe deposit box, the identifying numbers or symbols thereof and the name of each person authorized to draw thereon or to have access thereto;

                 (j)  Material Adverse Change.  Between the date of this Agreement and the Closing Date, there shall have occurred no material adverse change in the combined financial condition, business or operations of (i) the U.S.  Sale Companies, taken as a whole (as to matters relating to any of the U.S. Sale Companies) or (ii) the European Sale Companies, taken as a whole (as to matters relating to any of the European Sale Companies);

                 (k)  MIC-6 Tool Plate.  On the Closing Date, a subsidiary of Seller shall have entered into a distribution agreement, in the form of Exhibit E hereto, with one or more of the Sale Companies providing for the sale and distribution of the "MIC-6 Tool Plate" in England or France;

                 (l)  Intellectual Property.  The Seller shall have assigned to the Sale Companies in writing in an instrument reasonably satisfactory to Purchaser the right, title and interest in and to the Intellectual Property identified in Schedule 5.2(l) registered in the name of Seller;

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                 (m)  Consultation.  Prior to the Closing, Alumax Europe, the Alumax Europe Subsidiary, Alumax France and the Alumax France Subsidiary shall have complied to the reasonable satisfaction of the Seller and Purchaser with any or all obligations to consult with employees and, if applicable, the Works Councils of Alumax Europe, the Alumax Europe Subsidiary, Alumax France and the Alumax France Subsidiary or, if applicable, the Retained Subsidiaries (or their representatives) and shall have obtained the positive advice, if required, of such Works Councils in connection with the sale of the Shares contemplated by this Agreement and the transfers of shares contemplated by Section 1.4(b) of this Agreement; and

                 (n)  Financing.  Purchaser shall have received the funds necessary to consummate the transactions contemplated by this agreement through financing arrangements described in Sections 3.2(f) and 4.17 hereof.

                                   ARTICLE VI

                                  TERMINATION

                 6.1  Termination.  (a)  This Agreement may be terminated at any time prior to the Closing Date:  (i) by the mutual written consent of the Seller and Purchaser to terminate this Agreement; (ii) by either party, upon the entry of a final, nonappealable and permanent Order; or (iii) if the Closing shall not have occurred by the date which is 90 days from and after the date hereof, by written notice by Purchaser or the Seller to the other party, provided that a termination pursuant to clause (iii) shall not relieve any party from any liability it may have to another party as a result of a breach of this Agreement.  In the event this Agreement is terminated pursuant to clause (iii) of the immediately preceding sentence and the Seller has fulfilled or demonstrated its ability to satisfy the conditions to Purchaser's obligations set forth in Sections 5.2(a), (b), (c), (d), (j), (k) and (l) at or prior to the date and time of such termination, Purchaser shall reimburse the Seller for all of the Seller's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, including without limitation reasonable fees and expenses of its counsel and accountants, provided that Purchaser's reimbursement obligations under this sentence shall not exceed $500,000.

                                      -67-

                 (b)  Either the Seller or Purchaser may terminate this Agreement upon ten business days' prior written notice in the event of the breach or failure to comply by the other party in any material respect at or prior to the Closing Date of or with any representation, warranty, agreement or covenant made by such other party unless any such breach or failure to comply is cured within such ten business day period after such notice, to the satisfaction of the party giving such notice, but nothing herein will relieve any party from liability for any breach of this Agreement.  Nothing herein shall be construed to extend the 90 day period set forth in Section 6.1(a).

                 (c)  The Seller may terminate this Agreement if, within 20 business days after notice from Purchaser pursuant to Section 4.17 hereof that the Financing Letters have been terminated or that the transactions thereunder will not be consummated, Purchaser fails to deliver to the Seller a letter or letters, in effect and reasonably satisfactory to the Seller, providing for commitments from other financial institutions to provide financing upon terms and in amounts sufficient for Purchaser to otherwise be in compliance with the terms of Section 3.2(f) hereof, but nothing herein will relieve any party from liability for any breach of this Agreement.  Nothing herein shall be construed to extend the 90 day period set forth in Section 6.1(a).

                 6.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and neither party hereto (or the directors or officers of Purchaser or the Seller) shall have any liability or further obligation to the other party to this Agreement, except as provided in Sections 4.4, 4.6, 6.1 and 9.1 and Article VII hereof.

                                  ARTICLE VII

                                INDEMNIFICATION

                 7.1  Indemnification.

                 (a)  The Seller agrees, subject to the provisions of Section 4.9 hereof, to indemnify and hold Purchaser and its affiliates, officers, directors, employees, agents and representatives (collectively, "Indemnified Persons") harmless from and against any and all claims, liabilities, losses, costs and damages wherever arising or incurred (including, without limitation, amounts paid in settlement and reasonable and necessary costs of investigation,

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reasonable and necessary attorneys' fees and expenses and reasonable and necessary costs of remediation or corrective action in respect of Environmental Claims) (individually, a "Loss", and collectively, "Losses") arising out of the consummation of the transactions pursuant to Section 1.4 of this Agreement (other than with respect to liabilities specifically assumed by the purchaser under the Asset Purchase Agreement), any inaccuracy in or breach or nonfulfillment by the Seller of any representation or warranty, or any breach of a covenant or agreement contained herein (including its agreements to hold Purchaser harmless as provided in Article IV hereof) or in any schedule, exhibit, certificate, opinion or agreement delivered pursuant to this Agreement.  Purchaser agrees to indemnify and hold the Seller and its Indemnified Persons harmless from and against any and all Losses arising out of any material inaccuracy in or material breach or nonfulfillment by Purchaser of any representation or warranty, or any material breach of a covenant or agreement contained herein (including its agreements to hold the Seller harmless as provided in Article IV hereof) or in any schedule, exhibit, certificate, opinion or agreement delivered pursuant to this Agreement.

                 (b)  In the event that any Indemnified Person receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Section 7.1 (a "Third Party Claim"), and such Indemnified Person intends to seek indemnity pursuant to this Section 7.1, such Indemnified Person shall promptly provide the indemnifying party with notice of such action, proceeding, claim, penalty or assessment. Such indemnifying party shall, upon receipt of such notice, be entitled to participate in or, at the indemnifying party's option, provided that the indemnifying party has acknowledged in writing its indemnification obligation with respect to such Third Party Claim and will conduct such defense diligently and actively, assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked with counsel of its choosing, and such Indemnified Person will fully cooperate (but without incurring any out-of-pocket expense) with the indemnifying party in connection therewith; provided, that such Indemnified Person shall be entitled to employ one counsel to represent such Indemnified Person if, in the written opinion of counsel reasonably satisfactory to the indemnifying party, there exists a conflict of interest between the indemnifying party and the Indemnified Person in

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respect of such claim and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party; and provided, further, that the failure of the Indemnified Person to provide prompt notice to the indemnifying party of a Third Party Claim shall not result in any waiver of rights to indemnification with respect to such Third Party Claim under this Section 7.1 unless the indemnifying party is materially prejudiced thereby.  In the event that the indemnifying party fails to assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment within 20 days after receipt of notice thereof from such Indemnified Person, such Indemnified Person shall have the right to undertake the defense or appeal of such action, proceeding, claim, penalty or assessment on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall also be responsible for the reasonable fees and expenses of one counsel for the Indemnified Person.  In no event may an Indemnified Person compromise or settle any claim, penalty, judgment, consent or action without the written consent of the indemnifying party (which consent shall not be unreasonably withheld). Notwithstanding anything in this paragraph (b) to the contrary, the indemnifying party shall not, without the written consent of the Indemnified Person, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of the indemnified portion of any such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding which involves any injunction or equitable relief beyond money damages or other money payments.  The indemnifying party shall pay all expenses, including fees and expenses of one counsel for the Indemnified Person, that may be incurred by any Indemnified Person in enforcing the indemnity provided for in this Section 7.1.

                 (c)  Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the indemnifying party.  If the indemnifying party does not respond to such notice within 60 days, it shall have no further right to contest the validity of such claim.  A claim under Section 7.1(a) in respect of the breach or alleged breach of a representation or warranty must be made during the period that the respective representation or warranty survives the Closing pursuant to Section 9.3.

                 7.2  Certain Limitations on Indemnification Obligations.  Obligations.  (a) The indemnification obligations of the

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Seller under Section 7.1 (other than with respect to breaches of representations, warranties, agreements or covenants under Articles I, II and VIII and Sections 3.1(c), (m)(iv), (vi), (x) and (xi), (q) and (s), 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.15, 4.16 and 9.1) shall not apply until aggregate Losses relating to all claims for which Purchaser or any of its Indemnified Persons is entitled to payment under Section 7.1 exceed U.S. $750,000 in the aggregate, and thereafter only such Losses in excess of the first U.S. $750,000 shall be indemnifiable.  For avoidance of doubt, any Losses referred to in Section 7.3(e) shall not be included in the aggregation of Losses pursuant to the immediately preceding sentence.

                 (b)  The indemnification obligations of Purchaser under Section 7.1 (other than with respect to breaches of representations, warranties, agreements or covenants under Articles I, II and VIII and Sections 3.2(g), 4.3, 4.4, 4.5, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 9.1) shall not apply until aggregate Losses relating to all claims for which the Seller or any of its Indemnified Persons is entitled to payment under Section 7.1 exceed U.S. $750,000 in the aggregate, and thereafter only such Losses in excess of the first U.S. $750,000 shall be indemnifiable.

                 (c)  The indemnification obligations of the parties under Section 7.1 (other than with respect to representations and warranties contained in Sections 3.1(a), (b), (c), (g), (q), (s) and (w) hereof) shall terminate 18 months after the Closing Date; the indemnification obligations of Seller under Section 7.1 with respect to representations and warranties under Section 3.1(q) hereof shall terminate six months after the expiration of the applicable statutes of limitations; the indemnification obligations of Seller under Section 7.1 with respect to representations and warranties under Section 3.1(g) shall terminate 12 months after the Closing Date; the indemnification obligations of Seller under Section 7.1 with respect to representations and warranties under Section 3.1(s) shall terminate 3 years after the Closing Date; the indemnification obligations of Seller under Section 7.1 with respect to representations and warranties under Section 3.1(w) hereof shall terminate 6 years after the Closing Date; and the indemnification obligations of Seller under Section 7.1 with respect to representations and warranties under Sections 3.1(a), (b) and (c) shall survive without any time limitation; except in each such case (except as to indemnification with respect to Sections 3.1(a), (b) and (c)) with respect to any claims for indemnification as to

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which an Indemnified Person shall have given an indemnifying party written notice setting forth its claim on or prior to the applicable date specified in this paragraph.

                 (d)  The collective liability of an indemnifying party pursuant to the provisions of Section 7.1 (other than for breaches of Section 3.1(q) or Article VIII) shall not exceed $125 million.  The parties agree and acknowledge that, other than with respect to claims of fraud or to the extent covered by Section 8.6, the provisions of this Article VII are intended to provide, and shall constitute, the sole and exclusive rights and remedies of the parties under this Agreement for any inaccuracies in or breaches of any representations or warranties, any breach or failure to perform any covenants or the nonfulfillment of any condition to Closing hereunder.

                 7.3  Special Environmental Indemnity.  (a)  The Seller hereby agrees to indemnify, defend and hold Purchaser and the Sale Companies harmless from, against and in respect of any and all Losses in connection with the Sale Companies' use of the eleven waste sites listed on Schedule 7.3(a) prior to the Closing Date.

                 (b)  The Seller also hereby agrees to indemnify, defend and hold Purchaser and Sale Companies harmless from, against and in respect of any and all Losses in connection with the Sale Companies' use of the nine waste disposal sites listed on Schedule 7.3(b) during the period in which the Seller owned, directly or indirectly, each of the respective Sale Companies.

                 (c)  The Seller hereby agrees to take the actions specified on Schedule 7.3(c), prior to Closing if possible or as soon as practicable thereafter, and to indemnify, defend and hold Purchaser and the Sale Companies harmless from and against any and all Losses relating to the issues listed on Schedule 7.3(c) for actions or failures to take actions during the period in which the Seller owned, directly or indirectly, each of the respective Sale Companies.

                 (d)  The Seller hereby agrees to take the actions specified, within the time periods specified, and to indemnify, defend and hold Purchaser and the Sale Companies harmless from and against any and all Losses as specified on Schedule 7.3(d).

                 (e)  The Seller hereby agrees to indemnify, defend and hold Purchaser and the Sale Companies harmless from and

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against any and all Losses relating to the environmental issues listed on Schedule 7.3(e) to the extent such Losses relate to events which occurred during the period the Seller owned, directly or indirectly, each of the respective Sale Companies and the aggregate Losses with respect to items listed on Schedule 7.3(e) exceed U.S.$500,000, but only with respect to such Losses in excess of the first U.S.$500,000.  For avoidance of doubt, losses under U.S.$500,000 shall not be applied against the amount specified in Section 7.2(a) of this Agreement.

                 (f)  The indemnity provided in this Section 7.3 shall operate independently of the provisions of Sections 7.1(a) and 7.2 hereof (but not Section 7.1(b) and (c), which shall apply to such indemnity), which shall not apply to such indemnity.  Purchaser and the Sale Companies hereby assign to the Seller all of their rights and interest of any kind and nature with respect to claims, rights to recovery and recoveries arising from (i) contracts of any kind and nature, entered prior to Closing (exclusive of any contracts entered into by Purchaser after the date of this Agreement), including, but not limited to, contracts for insurance or indemnity, relating to the Seller's ownership of the Sale Companies or the period or periods in which the Seller owned each of the respective Sale Companies, and (ii) contribution, indemnity and similar rights from third parties, in each of cases (i) and (ii) relating to the matters listed on Schedules 7.3(a), (b), (c), (d) or (e); provided that if Purchaser or the Sale Companies have liability for which they are not indemnified under this Agreement, rights against and recoveries from third parties under (ii) above shall be shared pro rata between the Seller and Purchaser or the Sale Companies on the basis of the portion of such aggregate liability for which the Seller indemnifies Purchaser and the portion for which Purchaser or the Sale Companies are not indemnified.  Purchaser covenants to provide, and to cause the Sale Companies to provide, reasonable cooperation and assistance to the Seller (without incurring out-of-pocket expense) in the prosecution or defense of any claims in connection with the Seller's or the Sale Companies' activities at those sites or in respect of those matters referenced in Schedule 7.3(a), (b), (c), (d) or (e).  This Section 7.3 shall survive indefinitely, inure to the benefit of each of the parties and shall be binding upon the respective parties, successors and permitted assigns.  Except as specifically provided in this Section 7.3, all other Environmental Claims will be subject to Section 3.1(w).

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                 7.4  Special Indemnity for Guarantees.  The Seller hereby agrees to retain at Closing all obligations and liabilities in respect of the guarantees listed on Schedule 7.4 ("Indemnified Guarantees") and shall indemnify, defend and hold Purchaser and the applicable guarantor Sale Company harmless from, against and in respect of any obligation to make payment or otherwise perform under any of such Indemnified Guarantees.  This indemnity shall operate independently of the provisions of Sections 7.1 (a) and 7.2 hereof (but not Section 7.1(b) and (c), which shall apply to this indemnity), which shall not apply to this indemnity.  Purchaser hereby covenants to (i) provide the Seller with immediate notice of any claim or demand for payment made under any Indemnified Guarantee and shall not make any such payment without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed) (it being understood that any such payment made without such consent shall constitute a waiver of Purchaser's rights under this Section 7.4 with respect to the subject Indemnified Guarantee) and (ii) provide reasonable cooperation and assistance to the Seller in the event the Seller determines in good faith to dispute or challenge any claim made under any of such guarantees.  Notwithstanding any provision of this Agreement, the Seller shall not be obligated to indemnify and hold harmless Purchaser and any party otherwise entitled to indemnification under or pursuant to this Agreement in the event that losses arise under or in respect to the joint and several liability statement pursuant to article 403 volume 2 of the Dutch Civil Code issued by Alumax Europe in respect of the obligations of the Alumax Europe Subsidiary.

                 7.5  Certain Covenants of Purchaser with Respect to Indemnities.  (a)  To the extent Purchaser or its Indemnified Persons becomes aware of any Loss for which indemnification may be sought from the Seller under the terms of this Agreement, Purchaser shall and shall cause its Indemnified Persons and Representatives (including Transferred Employees) to act and conduct themselves in a commercially reasonable manner with respect to the subject matter of any such Loss and to cooperate fully (but without incurring out-of-pocket expense) with Seller in the defense of any action relating to such Loss.

                 (b)  Purchaser agrees that the indemnification provisions of Sections 7.3(a) and 7.3(b) shall not be enforceable against the Seller with respect to a particular site if, on or after the Closing, Purchaser or any of the Sale Companies uses such site for the purposes of waste disposal and has failed to either (i) maintain the Records

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of the Sale Companies existing as of the Closing Date with respect to such site or (ii) retain sufficient Records regarding post-Closing waste disposal with respect to such site necessary to establish the allocation of responsibilities as between Purchaser and the Seller.

                 7.6  Special Indemnity Relating to U.K Pension Scheme.  The Seller hereby agrees to indemnify, defend and hold Purchaser and the Sale Companies harmless from and against any and all Losses arising as a result of the change or attempted change on the Normal Retirement Date (as such term is defined in the governing documentation of the UK Pension Scheme) of the UK Pension Scheme, occurring with effect from November 17, 1993; provided, however, that the Seller shall be permitted, notwithstanding anything to the contrary in Section 4.1 of this Agreement, to take such actions prior to Closing as may be necessary to prevent or eliminate such Losses from being incurred so long as neither the Sale Companies nor Purchaser shall incur any post-Closing out-of-pocket expenses with respect thereto; and provided further, that following the Closing, Purchaser shall and shall cause its Representatives (including Transferred Employees) and the Sale Companies to cooperate fully (but without incurring out-of-pocket expense) with the Seller in the defense of any action relating to such Loss.

                 7.7  Certain Covenants of Seller with Respect to Indemnities. To the extent Seller or its Indemnified Persons becomes aware of any Loss for which indemnification may be sought from the Purchaser under the terms of this Agreement, Seller shall and shall cause its Indemnified Persons and Representatives to act and conduct themselves in a commercially reasonable manner with respect to the subject matter of any such Loss and to cooperate fully (but without incurring out-of-pocket expense) with Purchaser in the defense of any action relating to such Loss.

                                  ARTICLE VIII

                                  TAX MATTERS

                 8.1  Section 338(h)(10) Elections.  The Seller shall, and Purchaser shall cause U.S. Newco to, jointly make an election under Section 338(h)(10) of the Code and any comparable U.S. state or local (but not foreign) law (the "Section 338(h)(10) election") with respect to U.S. Newco's acquisition, pursuant to this Agreement, of the stock of the U.S. Sale Companies.  Except as provided in Section 8.5, the Seller will pay any Taxes imposed upon any of the U.S. Sale

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Companies as a result of making such Section 338(h)(10) election and will indemnify Purchaser and its Indemnified Persons against all such Taxes.  None of Seller, Purchaser or any affiliate of either shall make any election under Section 338 of the Code or a similar law of any other country or taxing jurisdiction with respect to the acquisition by Purchaser or any of its affiliates of the stock of any European Sale Company.

                 8.2  Indemnification.  (a)  The Seller's Indemnification of Purchaser.  The Seller shall indemnify and hold harmless Purchaser and its Indemnified Persons from, against and in respect of (A) any Taxes, except to the extent such Taxes (other than income Taxes) are reflected as current liabilities on the Closing Balance Sheet, imposed with respect to any of the Sale Companies (including any Taxes imposed pursuant to Treas. Regs. Section 1.1502-6 or a similar provision of any state, local or foreign income tax law imposing joint and several liability upon the members of a consolidated, combined, affiliated or unitary group or imposed on any of the Sale Companies as a result of its being a member of a consolidated, combined, or affiliated group on any day on or before the Closing Date) for the taxable periods, or portions thereof, ended on or before the Closing Date and (B) any Transfer Taxes for which the Seller is liable pursuant to Section 8.5 hereof.

                 (b)  Purchaser's Indemnification of the Seller.  Purchaser shall indemnify and hold harmless the Seller and its Indemnified Persons from, against and in respect of (A) any Taxes (other than income Taxes) reflected as current liabilities on the Closing Balance Sheet, (B) any Taxes imposed with respect to any of the Sale Companies for any taxable period, or portion thereof, beginning after the Closing Date, and (C) any Transfer Taxes for which Purchaser is liable pursuant to Section 8.5 hereof.

                 (c)  For purposes of this Article VIII, the term Taxes shall include Losses directly or indirectly relating to or arising out of any liability for Taxes.

                 8.3  Computation of Tax Liabilities; Proration of Taxes. Whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date or the earnings and profits of any European Sale Company for purposes of Section 8.7(b), the determination of the Taxes or such earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date, except that Taxes, exemptions, allowances or deductions that are calculated on an annual basis (other than net operating losses and tax credits carried forward from years ending prior to the Closing Date) shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

                 8.4  Tax Returns.  (a) Regardless of whether a Section 338(h)(10) election is available for purposes of any U.S. state or local tax reporting, the taxable years of each Sale Company shall be closed at the close of business on the Closing Date for purposes of filing U.S. state and local and foreign Tax Returns and determining U.S. state and local and foreign tax liabilities for the taxable year in which Closing occurs, except to the extent such a position is prohibited by the applicable law.  The Seller will take such actions as are necessary and reasonable to cause the taxable years of the European Sale Companies to close at such time.

                 (b)  Except to the extent otherwise provided herein, the Seller shall file or cause to be filed when due (i) all Tax Returns for the Sale Companies that are due on or before the Closing Date and (ii) all Tax Returns relating to any Sale Company that is included in a consolidated, combined or unitary group (include the tax group including Alumax Holdings and the Alumax Holdings Subsidiaries) that includes the Seller, or any Retained Subsidiary, and one or more of the Sale Companies for all periods (or portions thereof) ending on or prior to the Closing Date.

                 (c)  Purchaser shall file or cause to be filed when due all Tax Returns with respect to the Sale Companies due to be filed after the Closing Date other than the Returns referred to in Section 8.4(b) or covered elsewhere in this Article VIII.

                 (d)  (i)  The Seller shall deliver a copy of each Tax Return to be filed by Seller as described in this Article 8 to Purchaser for its review and approval, which may not be unreasonably withheld, not less than sixty (60) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) (the "Due Date").  Purchaser will be given access to any schedules, work papers, and other documentation then available that are relevant to the preparation of such Tax Returns during regular business hours at Seller's offices.  If Purchaser objects to any items reflected on such returns,

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the parties shall attempt to resolve the disagreement, provided that any transaction taking place prior to the Closing shall be reflected on such return in the manner reasonably determined by the Seller to be consistent with the prior practice of the Sale Companies.

                 (ii) If the Seller may be liable for any portion of the Tax payable in connection with any Tax Return to be filed by Purchaser, Purchaser shall cause such return to be prepared on a basis which is consistent with such previously filed returns and in accordance with past practice.  Purchaser shall deliver a copy of each such Tax Return and any schedules, work papers and other documentation then available that are relevant to the preparation of such return to the Seller for its review and approval (which shall not be unreasonably withheld) not less than sixty (60) days prior to the Due Date.  If the Seller so objects to any items reflected on such returns, the parties shall attempt to resolve the disagreement, provided that any transaction taking place after the Closing shall be reflected on such return in a manner reasonably determined by Purchaser and any transaction taking place prior to Closing shall be reflected in a manner reasonably determined by Seller.

                 (e)  Information to be Provided by Purchaser.   With respect to Tax Returns to be filed by the Seller pursuant to Section 8.4(b) hereof, Purchaser shall, at least ninety (90) days before the due date of the Tax Return (but in no event less than sixty (60) days after the Closing Date), prepare and provide to the Seller for the taxable years ended on or before the Closing Date a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice, including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income, tax credits, and other relevant measures of income and credits of each of the Sale Companies.

                 (f)  Foreign Tax Receipts.  To the extent not contained in the Tax Package, Purchaser shall deliver to the tax director of the Seller certified copies of all receipts for any foreign Tax with respect to which the Seller or any of its affiliates could claim a foreign tax credit, and any other documentation required in connection with the Seller or any of its affiliates claiming or supporting a claim for such foreign tax credits promptly following either a request by the Seller for such receipts or documentation or payment of any such foreign Taxes by Purchaser, any affiliate of Purchaser or any other person to whom Purchaser or an affiliate of Purchaser transfers any of the Sale Companies

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or (other than in the ordinary course of business) any portion of their assets.

                 8.5  Transfer Taxes.  All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement (excluding the transactions described in Section 1.4 hereof other than Section 1.4(d)), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be borne equally by the Seller and Purchaser.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide each such Tax Return to the other party at least 10 days prior to the applicable Due Date.  Any such Taxes or fees resulting from any subsequent transfer of any of the Sale Companies or any of their properties, assets or liabilities on or subsequent to the Closing Date shall be borne entirely by the Purchaser.

                 8.6  Contest Provisions.  (a) Notice Requirement. Each of Purchaser and its affiliates, on the one hand, and the Seller, on the other hand (in either case, the "Recipient"), shall promptly notify the tax director of the other party in writing upon receipt by the Recipient of notice of any pending or threatened audits, adjustments, assessments or deficiencies (a "Tax Audit") which may affect the liability for Taxes of such other party.  If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit only if such failure to give notice materially adversely prejudices the other party's ability to contest the item.

                 (b)  Which Party Controls Defense.  If such Tax Audit may require either party (the "Indemnifying Party") to indemnify the other party (the "Indemnified Party") for Taxes under this Article VIII, the Indemnifying Party shall have the right to control the defense and settlement of the Tax Audit and any related proceedings to the extent provided below in this Section 8.6, provided that the Indemnifying Party (i) notifies the Indemnified Party promptly, but in no event later than thirty (30) days, after receiving notice of such Tax Audit that it acknowledges its duty to indemnify and intends to assume such control and (ii) conducts the

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defense and/or settlement of the Tax Audit and related proceedings actively and diligently.

                 (iii) (A) The Seller's Items.  If such Tax Audit relates solely to any period ending on or prior to the Closing or any Taxes for which the Seller is liable in full hereunder (including any Taxes arising from the Section 338(h)(10) election), the Seller shall at its expense control the defense and settlement of such Tax Audit.

                 (B) Purchaser's Items.  If such Tax Audit relates solely to any period beginning after the Closing or any Taxes for which Purchaser is liable in full hereunder, Purchaser shall at its expense control the defense and settlement of such Tax Audit.

                 (C) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both the Seller and Purchaser are liable hereunder, to the extent possible such Taxes will be distinguished and the portions of Tax Audit relating thereto separated and each party will control the defense and settlement of the portion of the Tax Audit relating to the Taxes for which it is so liable.

                 If any Tax items or the portions of the Tax Audit relating thereto cannot be so distinguished or separated, the party which has the greater potential liability for those Tax items shall control the defense and settlement of the portions of the Tax Audit relating thereto, provided that such party defends the items as reported on the relevant Tax Return.  In defending the item as reported on the relevant Tax Return, the party may negotiate any settlement that is reasonable provided that it does not increase the liability of the other party in an amount that is greater than such other party's pro rata share of those items and does not trade any item for which the other party has a greater liability for any item for which it has a lesser liability, unless it obtains the other's party consent thereto.

                 (D) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

                 8.7  Post-Closing Actions Which May Affect the Seller's Liability for Taxes. (a)  Purchaser shall not take or permit any Sale Company to take any action on or after the Closing Date outside of the ordinary course of business

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which increases the Seller's liability for Taxes for periods ending on or before the Closing.

                 (b)  During the taxable year (or years) of each European Sale Company beginning before the Closing Date and ending on the following December 31, Purchaser shall not permit such European Sale Company to (A) sell (including a deemed sale pursuant to Section 338 of the Code or a similar law of any other country), exchange, distribute, reorganize or otherwise dispose of the stock of any foreign subsidiary corporation, or dispose of any other property the sale of which produces personal holding company income within the meaning of Section 954(a)(1) of the Code or a similar law of any other country or (B) make or cause any distribution (including a deemed distribution) to shareholders in excess of current earnings and profits (as computed for U.S. Federal income tax purposes) derived during the period beginning after the Closing and ending at the end of that taxable year (which is referred to above.)

                 (c)  Except to the extent required by law, neither Purchaser nor any of its affiliates shall, without the prior written consent of the Seller (not to be unreasonably withheld), amend or take any position on any Tax Return filed by, or with respect to, any Sale Company for or with respect to any taxable period, or portion thereof, beginning before the Closing Date.

                 8.8  Section 338(h)(10) Election and Determination and Allocation of Purchase Price and MADSP.  The Share Purchase Price shall be allocated in accordance with the relative fair market values of the AFP Shares, Alumax Holdings Shares, Alumax Europe Shares and Alumax France Shares (which may be set forth in Schedule 8.8), and with respect to U.S. Newco's acquisition (or deemed acquisition) of each U.S. Sale Company, the "modified aggregate deemed sale price" as defined in Treas. Regs. Section 1.338(h)(10)-1 (the "MADSP") shall be determined and allocated in accordance with the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Purchaser shall provide the Seller with one or more schedules allocating the Share Purchase Price and the MADSPs.  Seller agrees to accept and be bound by the determination of U.S. Newco if such determination and allocation is reasonable.  If the Seller delivers an objection in writing to such determination and allocation, as unreasonable in whole or in part, the parties shall attempt to mutually agree on an allocation.  If the parties are unable to agree, the dispute shall be referred to the Tax Arbitrator whose determination shall be binding upon the parties.  The Seller agrees, and

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Purchaser agrees to cause U.S. Newco to agree, to prepare and file an Internal Revenue Service Form 8023-A in a timely fashion in accordance with the rules under Section 338 of the Code and the following:  prior to Closing, Purchaser shall, or shall cause U.S. Newco to, prepare, with the assistance and cooperation of the Seller, the Form 8023-A with all attachments (except that the schedule required under Section E. Lines 7 and 8 of the Instructions to the Form 8023-A (relating to the determination and allocation of the MADSP) may be finalized after the Closing in accordance with this Section 8.8) and Purchaser shall deliver, or cause U.S. Newco to deliver, an executed original of such form to Seller at the Closing.  To the extent that the Share Purchase Price or any MADSP is adjusted after the Closing Date, the parties agree to revise and amend the schedule or schedules and the Internal Revenue Service Form 8023-A in the same manner and according to the same procedure as the original schedules and form are to be prepared pursuant to this Section 8.8.  The determination and allocations derived pursuant to this section shall be binding on the Seller, Purchaser and U.S. Newco for all Tax reporting purposes.

                 8.9  Purchaser's Claiming, Receiving or Using of Refunds and Overpayments.  If, after the Closing, Purchaser or any of its affiliates (i) receive any refund (other than through the application of net operating losses, tax credits, or other tax attributes generated after the Closing) or identify any overstatement of a tax liability reflected on the Closing Balance Sheet to the extent reflected as a current liability, or (ii) utilize the benefit of any tax assets (including any prepayment or overpayment of Taxes) (except to the extent reflected on the Closing Balance Sheet as a current asset) which, in either case (i) and (ii), relates to a Tax period with respect to which the Seller has an obligation to indemnify Purchaser under Section 8.2(a) or any amount paid by Seller or any of its subsidiaries, Purchaser shall promptly transfer, or cause to be transferred, to the Seller the amount of the refund, overpayment or excess accrued amount (including interest) received or utilized by Purchaser or its affiliates net of any tax cost to Purchaser or its affiliates arising therefrom.  Purchaser agrees to use reasonable efforts to claim any such refund or to utilize any such overpayments of which it becomes aware.

                 8.10  Termination of Tax Allocation Agreements.  Any agreement or arrangement with respect to the allocation or sharing of Taxes, whether or not written, that may have been entered into by the Seller or any of its subsidiaries (other than the Sale Companies) with any of the Sale

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Companies shall be terminated as between the Seller (or any such subsidiary) and any such Sale Companies as of the Closing, and no further payments shall be made by any of the Sale Companies or the Seller (or any such subsidiary) pursuant thereto.

                 8.11  Assistance and Cooperation.  The parties agree that, after the Closing Date:

                 (A)  Each party shall assist (and cause its affiliates to

         assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                 (B)  The parties shall cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

                 (C)  The parties shall make available to each other and to any taxing authority as reasonably requested all relevant Records relating to Taxes;

                 (D)  Each party shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

                 (E)  Each party shall furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any

         Taxes referred to in subsection (D) above;

                 (F)  Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers;

                 (G)  Each Sale Company shall make all claims, disclaimers

         and elections necessary to give full effect to any matters taken into account in preparing the Closing Balance Sheet and included in any Tax

         Return relating in whole or in part to pre-Closing periods within the appropriate time limitations; and

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                 (H)   If Seller has been informed as provided for in this

         Agreement of a dispute with the French tax authorities relating to a

         Tax liability for which Seller would be liable hereunder and requests deferral of payment in the context of a tax reassessment within the meaning of Article L-277 for the Fiscal Procedure Book (Livre de

         Procedures Fiscales), then the setting up of guarantees referred to in said article shall be borne entirely by the Seller.

                 8.12  Maintenance of Books and Records.  Until the applicable statute of limitations (including, to the extent the Seller notifies Purchaser, periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing  Date, Purchaser shall retain all Records in existence on the Closing Date and after the Closing Date will provide the Seller access to such Records for inspection and copying by the Seller and its representatives during normal business hours upon reasonable request and upon reasonable notice.  After the expiration of such period, Seller may request that such Records be delivered to Seller, after which Purchaser shall cause such Records to not be destroyed and to be delivered to Seller.

                 8.13  Characterization of Indemnification Payments.  All amounts paid by the Seller to Purchaser or by Purchaser to the Seller pursuant to this Agreement shall be treated as adjustments to the Share Purchase Price for all Tax purposes.

                 8.14  Computation of Losses Subject to Indemnification.  The amount of any Loss for which indemnification is provided under this Agreement shall be computed net of the present value of any marginal Tax benefit or savings realized by the party seeking indemnification or any of its Indemnified Parties with respect to such Loss.

                 8.15  Resolution of Calculation Disputes.  In the event that the Seller and Purchaser cannot agree on any calculation or determination required with respect to any matter covered by Section 3.1(q) or this Article VIII, the dispute shall be resolved by KPMG Peat Marwick (or if not independent or available, another accounting firm of international reputation mutually agreed to by Seller and Purchaser (the "Tax Arbitrator"), acting as an expert and not as an arbitrator, whose decision shall be final and binding and whose expenses shall be shared equally by the Seller and Purchaser.

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                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

                 9.1  Payment of Expenses.  Whether or not the purchase and sale of Shares shall be consummated, each party hereto shall, except as set forth in Section 6.1 and 7.1 hereof, pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.  Unless this agreement has been terminated in accordance with the terms hereof, the Seller shall not cause any of the Sale Companies to pay for or otherwise become liable for any such expenses required to be paid by the Seller pursuant to the preceding sentence.

                 9.2  Registration Under the Restrictive Trade Practices Act 1976.  Any provision of this Agreement by virtue of which it (or any agreement or arrangement of which it forms part) is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977 (the "Acts") shall not take effect until the day next following that upon which the required particulars of this Agreement have been furnished to the Director General of Fair Trading in accordance with the requirements of those Acts.

                 9.3  Survival.  The representations and warranties made or deemed made herein or in any certificate or other writing delivered pursuant hereto (other than the representations and warranties of the Seller contained in Section 3.1(a), (b), (c), (g), (q), (s) and (w) hereof) shall terminate 18 months after the Closing Date; the representations and warranties of the Seller under Section 3.1(q) hereof shall terminate six months after the expiration of the applicable statutes of limitations; the representations and warranties of the Seller under Section 3.1(g) hereof shall terminate 12 months after the Closing  Date; the representations and warranties of the Seller under Section 3.1(s) hereof shall terminate 3 years after the Closing Date; the representations and warranties of the Seller under Section 3.1(w) hereof shall terminate 6 years after the Closing Date; and the representations and warranties of the Seller under Sections 3.1(a), (b) and (c) hereof shall survive without any time limitation.

                 9.4  Modification and Amendment.  Subject to applicable law, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement between the Seller and Purchaser.

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                 9.5  Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed an original instrument and all such counterparts shall together constitute the same agreement.

                 9.6  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 9.7  Arbitration; Submission to Jurisdiction.  Other than as set forth in Section 2.2 and Article VIII, the parties agree that any dispute relating to the interpretation, performance or breach of this Agreement or of the Confidentiality Agreement shall be determined by arbitration, such arbitration to be conducted in the City of New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and the Supplementary Procedures for International Commercial Arbitration, except as provided herein.  Any party seeking arbitration shall serve on the other party, with the demand for arbitration, the name of an arbitrator selected by the demanding party; the other party shall serve on the demanding party, with its answer to the demand, the name of an arbitrator selected by such party; the two arbitrators so selected shall themselves select a third arbitrator who may be, but need not be, from a panel proposed by the AAA.  The arbitrators shall award to the prevailing party the costs of the arbitration, including the fees of the AAA, the arbitrators and counsel fees of the prevailing party.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In the event that, the foregoing provisions of this Section 9.7 notwithstanding, any legal proceeding shall be brought by either of the parties hereto, each party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                 9.8  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by

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facsimile, if to the Seller, at Alumax Inc., 5655 Peachtree Parkway, Norcross, Georgia 30092-2812, facsimile number (770) 246-6641, Attention:  Senior Vice President and Chief Financial Officer (with copies to Alumax Inc., 5655 Peachtree Parkway, Norcross, Georgia 30092-2812, facsimile number (770) 246-6660, Attention:  Vice President and General Counsel, and to Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, facsimile number (212) 558-3588, Attention:  Robert M. Thomas, Jr., Esq.), and if to Purchaser, addressed to Purchaser, c/o Citicorp Venture Capital, Ltd., 399 Park Avenue, 14th Floor, New York, New York 10043, facsimile number (212) 888-2940, Attention: Joseph M. Silvestri (with a copy to Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022, facsimile number (212) 446-4900, Attention:  Kirk A. Radke, Esq.), or to such other persons or addresses as may be designated in writing by the party to receive such notice. Any such notice shall be deemed given when actually received by the party to whom notice is being given, when receipt is confirmed by telephone or answer back of any notice given by telecopier, or on the fifth day after mailing by registered or certified mail.

                 9.9  Entire Agreement.  This Agreement, including the Exhibits, Annexes and Schedules hereto (each of which are intended to be and are specifically incorporated by reference herein and made a part hereof) and the documents, certificates and instruments referred to herein, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing Date.

                 9.10  Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable by Purchaser or the Seller (including by operation of law in connection with a merger or sale of substantially all the assets) without the prior written consent of the other party hereto. Notwithstanding the foregoing, Purchaser may assign its rights to purchase the Shares hereunder to any subsidiary of Purchaser or other entity controlled by, controlling or under common control with Purchaser, without the prior written consent of the Seller, provided that no such assignment shall, except as otherwise consented to in writing by Seller, limit or affect Purchaser's obligations hereunder and all references to Purchaser hereunder shall be deemed to also include the party to which Purchaser has assigned its right to purchase the Shares hereunder.

                                      -87-

Purchaser may assign its rights under this Agreement to any subsequent purchaser of all (but not less than all) of (i) the U.S. Sale Companies and/or (ii) the European Sale Companies, or in connection with the pledge of the Shares or the rights under this Agreement as collateral in connection with the financing (or refinancing) of the purchase of the Shares hereunder (but such rights shall be subject to the terms and provisions of this Agreement and the rights of the Seller hereunder, including without limitation any defenses and counterclaims that the Seller may assert as against the Purchaser in respect of any claims made under this Agreement by any such assignee), provided that any person or entity who takes title to any of the Shares pursuant to this sentence shall agree in writing with the Seller to be bound by this Agreement and to perform all its obligations hereunder as fully as if such person or entity were the Purchaser hereunder.  This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, executors and other legal representatives and permitted assigns of the parties hereto.

                 9.11  Captions.  The Article, Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                 9.12  Further Assurances.  From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, whether before or after the Closing, the Seller shall transfer or cause to be transferred to the Sale Companies all assets and property held by the Seller or any of its subsidiaries other than the Sale Companies that Seller determines, acting in good faith, are principally used in the business of the Sale Companies and the Purchaser shall transfer or cause to be transferred to the Seller and its subsidiaries other than the Sale Companies all assets and property held by the Sale Companies that Purchaser determines, acting in good faith, are principally used in the business of the Seller and its subsidiaries other than the Sale Companies.

                 9.13  Injunctive Relief.  The parties agree and acknowledge that it will be impossible to measure in money

                                      -88-

the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such party shall, therefore, in addition to any other remedies available under applicable law, be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                                      -89-

                 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of Purchaser and the Seller, on the date first hereinabove written.

                                        EURAMAX INTERNATIONAL, LTD.

                                        By:   /s/ Joseph Silvestri

                                           ---------------------------------

                                           Name:  Joseph Silvestri

                                           Title: Director

                                        ALUMAX INC.

                                        By:   /s/ R.P. Wolf

                                           ---------------------------------

                                           Name:  R.P. Wolf

                                           Title: Vice President

                                      -90-